Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

PURCHASE AND SALE AGREEMENT

BY AND AMONG

SUNDANCE ENERGY, INC.,

ARMADILLO E&P, INC.,

AND

SEA EAGLE FORD, LLC,

AS SELLERS,

AND

SILVERBOW RESOURCES, INC.,
AND
SILVERBOW RESOURCES OPERATING, LLC,

AS BUYER,

EXECUTED ON APRIL 13, 2022

    i

15.16 Removal of Name	76
15.17 Counterparts	76
15.18 DTPA	76
15.19 Specific Performance	77
15.20 No Recourse	77

    v

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendices
Appendix I	―	Definitions

Exhibits
Exhibit A	―	Leases
Exhibit B	―	Wells
Exhibit C	―	Surface Rights
Exhibit D	―	Form of Assignment and Bill of Sale
Exhibit E	―	Excluded Assets
Exhibit F	―	Title Defect Exceptions
Exhibit G	―	Form of Registration Rights Agreement
Exhibit H	―	Voting Agreement

Schedules
Schedule 2.1(n)	―	Vehicles; Rolling Stock
Schedule 2.1(o)	―	Office Leases
Schedule 3.3	―	Accounts Receivable
Schedule 7.4	―	Seller Consents
Schedule 7.6	―	Litigation
Schedule 7.7	―	Material Contracts
Schedule 7.8	―	Violation of Laws
Schedule 7.9	―	Preferential Purchase Rights
Schedule 7.10	―	Imbalances
Schedule 7.11	―	Tax Matters
Schedule 7.13	―	Environmental Matters
Schedule 7.14	―	Suspense Funds
Schedule 7.16	—	Current Commitments
Schedule 7.17	—	Payout Balances
Schedule 7.19	—	Non-Consent Operations
Schedule 7.21	—	Wells
Schedule 8.12	—	Preemptive Rights
Schedule 9.1	―	Conduct of Business
Schedule 9.3(a)	―	Governmental Bonds
Schedule 9.3(b)	―	Guarantees
Schedule 9.8	―	Midstream and Marketing Contracts
Schedule 9.10	―	Seller Hedges
Schedule BBO	―	Buyer Benefit Operations

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered as of April 13, 2022 (the “Execution Date”), by and among Sundance Energy, Inc., a Colorado corporation (“Sundance”), Armadillo E&P, Inc., a Delaware corporation (“Armadillo”), SEA Eagle Ford, LLC, a Texas limited liability company (“SEA” and together with Sundance and Armadillo, collectively, “Sellers” and each a “Seller”), and SilverBow Resources Operating, LLC, a Texas limited liability company (“Buyer”), and SilverBow Resources, Inc. (“SilverBow” and together with Buyer, the “Buyer Parties”). Buyer, SilverBow and Sellers may be referred to collectively as the “Parties” or individually as a “Party.”
Recitals
WHEREAS, Sellers desire to sell and assign, and Buyer desires to purchase and pay for, all Sellers’ right, title and interest in and to certain oil and gas properties and related assets and contracts as specified in this Agreement, effective as of the Effective Time, and for the consideration and on the terms set forth in this Agreement.
WHEREAS, in connection with such sale and purchase, SilverBow has agreed to issue and contribute shares of SilverBow Common Stock to Seller in an amount equal to the Stock Consideration (in each case as defined herein).
NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this Agreement, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used in this Agreement shall have the meanings given such terms in Appendix I unless the context otherwise requires.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement, to the extent not defined, will have the meaning given to it under GAAP. The word “or” is not exclusive and shall have the same meaning as “and/or” unless the context requires otherwise. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined set forth in this Agreement) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any agreement (including this Agreement) shall mean such agreement as it may be amended, supplemented or otherwise modified from time to time. References to any date shall mean such date in Houston, Texas and for purposes of calculating the period of time in which any notice or action is to be given or undertaken pursuant to this Agreement, such period shall be deemed to begin on 12:01 a.m. on the applicable date in Houston, Texas.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Sellers’ right, title and interest in and to the interests and properties described in Section 2.1(a) through Section 2.1(p) (without duplication) (such right, title and interest, less and except the Excluded Assets, collectively, the “Conveyed Interests”):
(a)    (i) all oil and gas leases in Atascosa, La Salle, Live Oak, and McMullen Counties, Texas, held by Sellers, including those described on Exhibit A, together with any and all other right, title and interest of Sellers in and to the leasehold estates created thereby but subject to the terms, conditions, covenants, and obligations set forth in those leases and/or matters described on Exhibit A as applicable (each, a “Lease” and, collectively, the “Leases”) and all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”);
(b)    any and all oil, gas, water, CO2, injection and disposal wells located on any of the Lands, whether producing, shut-in, plugged or abandoned, including the wells set forth in Exhibit B (the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;
(c)    all rights and interests in, under or derived from all spacing, pooling, production sharing, production allocation, unitization and communitization agreements, declarations and orders in effect with respect to any of the Lands, the Leases, or the Wells, and the units created or designated by any of those agreements, declarations or orders (the “Units”) (Sellers’ right, title and interest in and to the Leases, the Lands, the Wells, and the Units being collectively referred to as the “Properties” or individually as a “Property”);
(d)    to the extent that they may be assigned, transferred or re-issued by Sellers (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties (but only to the extent of such use), including those set forth on Exhibit C (the “Surface Interests”);
(e)    (i) (A) all Hydrocarbons produced from or allocated to the Properties from and after the Effective Time, or any combination thereof, including Hydrocarbons extracted therefrom, and (B) all Hydrocarbons produced from or allocated to the Properties that are in storage or existing in stock tanks, pipelines and/or plants as of the Effective Time (including inventory and line fill), less any volumes of Hydrocarbons sold during the Interim Period, and (ii) all proceeds with respect to the foregoing;
(f)    all pipelines and gathering systems, including salt water disposal pipelines located at, on or under any of the Lands;

(g)    all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other assets that is used primarily in connection therewith, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, SCADA connected to the Wells and other items primarily used in the operation thereof (“Personal Property”);
(h)    to the extent assignable and only to the extent relating to the other Conveyed Interests, all Applicable Contracts and all rights and obligations thereunder, including those Applicable Contracts described on Schedule 7.7;
(i)    to the extent that they may be assigned without consent and without any cost or expense to Sellers, all geophysical and other seismic and related technical data and information to the extent primarily relating to the other Conveyed Interests;
(j)    all Imbalances relating to the Properties;
(k)    except to the extent the transfer or disclosure of such items would be restricted by binding obligations of confidentiality, copies of all of the books, files, records, information and data, whether written or electronically stored, to the extent primarily relating to Sellers’ ownership and operation of the other Conveyed Interests and that are in Sellers’ possession, including all: (i) land files and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) operations, environmental, production and accounting records; (iv) facility and well records; (v) geological and geophysical information, data and analyses; (vi) core samples and core data; and (vii) any other information, records and data reasonably requested by Buyer (collectively, the “Records”);
(l)    all claims, rights, demands, complaints, causes of action (including any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the Assumed Obligations), suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses in favor of Seller to the extent attributable to (i) the other Conveyed Interests insofar as initially accruing from and after the Effective Time, (ii) any of the Assumed Obligations, or (iii) the Buyer Benefit Operations;
(m)    all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, in each case, to the extent attributable to the other Conveyed Interests with respect to periods of time from and after the Effective Time, (ii) all claims, causes of action, and rights under liens related thereto, and (iii) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or Contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Conveyed Interests;
(n)    the motor vehicles and other rolling stock set forth on Schedule 2.1(n);
(o)    the offices and office leases (including any field offices) set forth on Schedule 2.1(o); and
(p)     the Seller Hedges.

2.2    Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Conveyed Interests do not include, and Sellers and their Affiliates shall reserve and retain, all of the Excluded Assets.
2.3    Revenues and Expenses.
(a)    Except as expressly provided otherwise in this Agreement (including Section 3.3), and except to the extent attributable to Buyer Benefit Operations, Sellers shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Operating Expenses, in each case attributable to the Conveyed Interests for the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement (including Section 3.3), and subject to the occurrence of Closing, Buyer shall be entitled to (i) all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) attributable to the Conveyed Interests for the period of time commencing at the Effective Time, and (ii) all Hydrocarbon production from or attributable to the Buyer Benefit Operations (and all products and proceeds attributable thereto) regardless of when such Hydrocarbons are or were produced, and shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) (i) all Operating Expenses attributable to the Conveyed Interests for the period of time commencing at the Effective Time (including any pre-payments made before the Effective Time for services, work or goods performed or to be performed, or delivered or to be delivered after the Effective Time), and (ii) all Operating Expenses with respect to the Buyer Benefit Operations regardless of whether incurred prior to, at or after the Effective Time; provided that, Sellers shall obtain Buyer’s consent, which shall not be unreasonably withheld, prior to incurring any Operating Expenses attributable to any Buyer Benefit Operations set forth in Schedule BBO in excess of the corresponding dollar amounts set forth therein; provided further that, (x) Buyer’s consent may be withheld in Buyer’s sole discretion if such Operating Expenses with respect to such Buyer Benefit Operations are reasonably expected to be more than 10% in excess of the corresponding dollar amounts set forth in Schedule BBO, and (y) after the commencement of any Buyer Benefit Operations, Sellers shall notify Buyer of any such cost overruns as soon as Sellers reasonably expect that such cost overruns will occur. Such amounts which are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement, as applicable; provided, however, that the Preliminary Settlement Statement may contain estimated amounts. Such amounts which are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.
(b)    Except as expressly provided otherwise in this Agreement, after the Parties’ agreement upon the Final Settlement Statement and subject to Section 3.6(b), except to the extent constituting part of the Assumed Obligations, (i) if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if either Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall, within 30 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an expense or obligation (other than an invoice of an expense or obligation with respect to Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same and such Party obligated to pay shall promptly pay such obligation to the Person owed such amount, and (iv) if an invoice or other evidence of an obligation (other than an obligation with respect to Taxes) is received by a

Party, which is partially an obligation of Sellers and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.
(c)    Each of Sellers and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.3 against amounts owing by the second Party to the first Party pursuant to this Section 2.3.
(d)    Except as expressly provided otherwise in this Agreement, (i) Sellers shall remain responsible for all Hedge Losses incurred, and be entitled to all Hedge Gains attributable to, the production periods prior to the Effective Time; and (ii) Buyer shall be responsible for all Hedge Losses incurred, and be entitled to all Hedge Gains attributable to, the production periods beginning with the Effective Time.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price and Contingent Consideration.
(a)    The purchase price for the transfer of the Conveyed Interests and the transactions contemplated hereby, as adjusted pursuant to this Agreement, shall be payable by Buyer to Sellers at Closing as follows: (a) $225,000,000 in cash (the “Cash Consideration”) by wire transfer in immediately available funds to a bank account designated by Sellers; plus (b) 4,148,472 shares of SilverBow Common Stock (the “Stock Consideration”, together with the Cash Consideration, the “Purchase Price”).
(b)    Sellers shall be entitled to receive Contingent Payments from Buyer if and to the extent required by this Section 3.1(b) as additional consideration to Sellers hereunder, which shall be paid in accordance with this Section 3.1(b). Subject to the remainder of this Section 3.1(b), the Contingent Payment for each Applicable Calendar Year shall be due and payable by Buyer to Sellers on or before the date that is thirty (30) days after each Applicable NYMEX Settlement Data Date (each a “Contingent Payment Due Date”); provided that, Sellers shall have the right to direct Buyer to remit payment of all or any of the Contingent Payments to Sundance Parent or its stockholders by providing written notice to Buyer at least three (3) Business Days prior to the applicable Contingent Payment Due Date; provided, further, that any portion of the Contingent Payments submitted to the Accounting Arbitrator shall be due and payable by Buyer as provided in Section 3.1(b)(i).
(i)    Notwithstanding anything to the contrary contained in this Section 3.1(b), on or before the date which is 10 calendar days following the Applicable NYMEX Settlement Data Date, Buyer shall deliver to Sellers a written notification setting forth the amount of the applicable Contingent Payment, together with Buyer’s calculations and supporting documentation with respect to such Contingent Payment. Within 10 calendar days following receipt of Buyer’s notice, Sellers shall deliver to Buyer a report containing any changes that Sellers propose to be made in the statement for the applicable Contingent Payment. Any dispute with respect to a portion of such Contingent Payments owed under this Agreement that is not resolved by Buyer and Sellers on or before the applicable Contingent Payment Due Date shall be submitted by Buyer and Sellers to the Accounting Arbitrator for binding dispute resolution in accordance with the dispute resolution procedures set forth in Section 3.8, mutatis mutandis. Such dispute shall be submitted by the Parties no later than five (5) Business Days following the applicable Contingent Payment Due Date. The amount of any applicable Contingent Payment determined by the Accounting Arbitrator in accordance with the terms of this Agreement shall be paid (and SilverBow shall cause Buyer to pay) to Sellers no later than five (5) Business Days after the Accounting Arbitrator issues a final decision with respect to such

Contingent Payment. Any undisputed portion of the Contingent Payment shall be paid (and SilverBow shall cause Buyer to pay) on the applicable Contingent Payment Due Date.
(c)    The Parties understand and agree that the contingent rights to receive the Contingent Payment shall not be represented by any form of certificate or other instrument, (y) Sellers shall not have any rights as a security holder of Buyer as a result of Sellers’ contingent right to receive the Contingent Payment under this Agreement and (z) no interest is payable with respect to the Contingent Payment.
3.2    Deposit. On or prior to the date that is two Business Days after the Execution Date, Buyer shall deposit in the Deposit Escrow Account by wire transfer in same day funds the sum of $32,000,000 (such amount, excluding any interest earned thereon, the “Deposit”). If Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing. Otherwise the Deposit shall be handled in accordance with Section 14.2.
3.3    Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows (without duplication), and the resulting amount in this Agreement shall be called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts:
(i)    an amount equal to the value of all Hydrocarbons attributable to the Conveyed Interests (except with respect to Buyer Benefit Operations) that are, as of the Effective Time, in storage, constitute linefill or existing in stock tanks, pipelines or plants (including inventory) or above the load level connection, in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or (B) upstream of the sales meter, if any, the value to be based upon the price paid to Sellers in connection with the sale of such Hydrocarbons (or if there is no sales of such Hydrocarbons, the value to be based upon the contract price for those Hydrocarbons in effect as of the Effective Time), net of amounts payable as Burdens on such production;
(ii)    an amount equal to all Operating Expenses (including all Operating Expenses and other costs attributable to any Buyer Benefit Operations whether incurred before, on or after the Effective Time (subject to Buyer’s consent right with respect to cost overruns attributable to Buyer Benefit Operations as set forth in Section 2.3(a))) incurred, paid or otherwise economically borne by Sellers or any of their Affiliates from and after the Effective Time, plus any pre-payments made before the Effective Time for services, work or goods performed or to be performed, or delivered or to be delivered after the Effective Time, including (A) with respect to any Buyer Benefit Operations (subject to Buyer’s consent right with respect to cost overruns attributable to Buyer Benefit Operations as set forth in Section 2.3(a)), (B) Burdens and (C) insurance premiums paid by or on behalf of Sellers or any of their Affiliates with respect to the period of time commencing at the Effective Time;
(iii)    the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but that are paid or otherwise economically borne by Sellers;
(iv)    subject to Section 3.9, to the extent that Sellers have underproduced any Hydrocarbons as of the Effective Time including as shown with respect to the net Well Imbalances set forth in Schedule 7.10, as complete and final settlement of all Well Imbalances attributable to the Conveyed Interests, the sum of (A) an amount equal to the product of the underproduced gaseous Hydrocarbon volumes, times $6.25/MMBtu and (B) an amount equal to the product of the underproduced liquid Hydrocarbon volumes, times $94.00/Bbl, in each case excluding any Well Imbalances attributable to any Buyer Benefit Operations;

(v)    subject to Section 3.9, to the extent that Sellers have over-delivered any Hydrocarbons as of the Effective Time including as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.10, as complete and final settlement of all Pipeline Imbalances attributable to the Conveyed Interests, the sum of (A) an amount equal to the product of the over-delivered gaseous Hydrocarbon volumes, times $6.25 /MMBtu and (B) an amount equal to the product of the over-delivered liquid Hydrocarbon volumes, times $94.00/Bbl, in each case excluding any Pipeline Imbalances attributable to any Buyer Benefit Operations;
(vi)    the Overhead Costs;
(vii)    to the extent Sellers have not been reimbursed prior to the delivery of the Final Settlement Statement, the aggregate amount of accounts receivable with respect to the total amount of costs and expenses paid by Sellers on behalf of or that are properly chargeable to any Third Party with respect to the Conveyed Interest, as set forth on Schedule 3.3 (which, for the avoidance of doubt, shall not be amended or supplemented without the express written agreement of the Parties);
(viii)    any increase in the Purchase Price pursuant to Section 9.10;
(ix)    the amount of any Hedge Losses incurred by Sellers attributable to Seller Hedges that relate to production periods beginning with the Effective Time and ending on the Closing Date; and
(x)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer as an upward adjustment to the Purchase Price.
(b)    The Purchase Price shall be adjusted downward by the following amounts:
(i)    an amount equal to all proceeds actually received by Sellers or their Affiliates attributable to the sale of Hydrocarbons (A) produced from or allocable to the Conveyed Interests during the period of time commencing at the Effective Time, (B) contained in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 3.3(a)(i), (C) produced from or attributable to the Buyer Benefit Operations regardless of when such Hydrocarbons are or were produced, or (D) other proceeds earned with respect to the Buyer Benefit Operations, in each case, net of expenses (other than Operating Expenses (except for any Operating Expenses with respect to the Buyer Benefit Operations (subject to Buyer’s consent right with respect to cost overruns attributable to Buyer Benefit Operations as set forth in Section 2.3(a))), which shall be solely borne by Buyer regardless of when incurred, Taxes and other expenses taken into account pursuant to Section 3.3(a)) directly incurred in earning or receiving such proceeds and that are paid by Sellers (and not reimbursed to Sellers by a Third Party purchaser);
(ii)    the amount of all Asset Taxes allocated to Sellers in accordance with Section 15.2 but that are paid or otherwise economically borne by Buyer;
(iii)    any reduction to the Purchase Price pursuant to Article V;
(iv)    any reduction to the Purchase Price pursuant to Article VI;
(v)    subject to Section 3.9, to the extent that Sellers have overproduced any Hydrocarbons as of the Effective Time including as shown with respect to the net Well Imbalances set forth in Schedule 7.10, as complete and final settlement of all Well Imbalances attributable to the Conveyed Interests, the sum of (A) an amount equal to the product of the overproduced gaseous Hydrocarbon volumes times $6.25/MMBtu and (B) an amount equal to the product of the overproduced liquid Hydrocarbon volumes times $94.00/Bbl, in each case excluding any Well Imbalances attributable to any Buyer Benefit Operations;
(vi)    subject to Section 3.9, to the extent that Sellers have under-delivered any Hydrocarbons as of the Effective Time including as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.10, as complete and final settlement of all Pipeline Imbalances attributable to the Conveyed Interests, the sum of (A) an amount equal to the product of the under-delivered gaseous Hydrocarbon volumes times $6.25/MMBtu and (B) an amount equal to the product of the under-delivered liquid Hydrocarbon volumes times $94.00/Bbl, in each case excluding any Pipeline Imbalances attributable to any Buyer Benefit Operations;
(vii)    an amount equal to all proceeds from sales of Hydrocarbons relating to Burdens or other similar interests (in each case) that are held by Sellers in suspense as of the Closing Date (or a date after Closing when the liability to such suspense accounts are transferred from Sellers to Buyer);
(viii)    the amount of any Hedge Gains received and retained by Sellers that are attributable to Seller Hedges that relate to production periods beginning with the Effective Time and ending on the Closing Date;
(ix)    an amount equal to $16,497,266, such amount representing the Hedge Losses based on the value of the Seller Hedges as of December 31, 2021; and
(x)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer as a downward adjustment to the Purchase Price.
(c)    Notwithstanding anything to the contrary in this Agreement, all adjustments to the Purchase Price shall be made only to the Cash Consideration.
(d)    Notwithstanding anything to the contrary herein and without limiting any other provisions of this Agreement, if, at any time on or after the Execution Date and prior to the Closing, SilverBow makes (i) any SilverBow Common Stock dividend or distribution, (ii) subdivision or split of any SilverBow Common Stock, (iii) combination or reclassification of SilverBow Common Stock into a smaller number of shares of SilverBow Common Stock or (iv) issuance of any securities by reclassification of SilverBow Common Stock, then the number of shares of SilverBow Common Stock to be issued to Sellers pursuant to this Agreement shall be equitably and proportionately adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action; provided that this Section 3.3(d) shall in no event be construed to permit SilverBow or its Affiliates to take any action with respect to the SilverBow Common Stock that is prohibited by the terms of this Agreement. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification.
(e)    Sellers may, at their sole discretion, direct SilverBow to issue the Stock Consideration to one or more of Sellers’ direct or indirect equityholders or their designated Affiliates as its designee (the “Designees”), by providing written notice to SilverBow at least five Business Days in advance of the Closing Date, subject to any such designee making the representations and warranties in Section 7.22 to SilverBow and providing any additional documentation reasonably requested by SilverBow to have the Stock Consideration issued in book-entry or certificated form in the name of such designees at Closing. Each Designee may elect to execute and deliver a countersignature to the Registration Rights Agreement at the Closing in order to have the shares of SilverBow Common Stock included in the Form S-3 to be filed pursuant to the terms thereof within five Business Days of Closing.
3.4    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, good faith estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.
3.5    Preliminary Settlement Statement. Not less than five Business Days prior to Closing, Sellers shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Sellers’ account for the wire transfers of funds as set forth in Section 3.1 and Section 12.3(c). Within two Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Sellers a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement, if any. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing (the Purchase Price, as adjusted at Closing and less (a) the Deposit, and less (b) any amounts deposited into escrow pursuant to Section 3.6(b), the “Closing Payment”); provided that if the Parties do not agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, the amount of such adjustment set forth in the Preliminary Settlement Statement as presented by Sellers will be used to adjust the Purchase Price at Closing.
3.6    Final Settlement Statement and Defect Escrow.
(a)    On or before 120 days after the Closing, Sellers shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) prepared by Sellers based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer will deliver to Sellers a written report containing any proposed changes to the Final Settlement Statement (except with respect to adjustments made pursuant to Article V and Article VI, if applicable) and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Sellers’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed with reasonable specificity in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Sellers and Buyer, the Final Settlement Statement and the Final Price shall be final and binding on the Parties, subject to the provisions of Section 2.3(b). If the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement is less than the Final Price, then such shortage shall be paid by Buyer to Sellers, within 10 days after final determination of such owed amounts in accordance herewith. If the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement is more than the Final Price, then such surplus shall be paid by Sellers to Buyer, within 10 days after final determination of such owed amounts in accordance herewith. All amounts paid by any Party pursuant to this Section 3.6(a) shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.
(b)    At the Closing, if applicable, Buyer shall deposit into the Defect Escrow Account an amount equal to the Defect Escrow Amount. The Defect Escrow Amount shall be released to the Party entitled to such amount upon final resolution of such unresolved Title Dispute or unresolved Disputed Environmental Matter pursuant to Section 5.3(j) or Section 6.1(f), as applicable. The Defect Escrow Amount shall be released from time to time to the Party entitled to such amount as determined pursuant to this Agreement, and the Parties shall instruct the Escrow Agent accordingly. Subject to the Parties’ rights under Section 5.3(j) or Section 6.1(f), as applicable, to the extent a Title Defect or Environmental Defect is cured within the Cure Period and the Title Defect Amount or Remediation Amount, as applicable, for the applicable Title Defect Property or Environmental Defect Property is part of the Defect Escrow Amount, then such Title Defect Amount or Remediation Amount to the extent corresponding to such cure shall be released to Sellers. Subject to the Parties’ rights under Section 5.3(j) or Section 6.1(f), as applicable, to the extent a Title Defect or Environmental Defect is not cured within the Cure Period and the Title Defect Amount or Remediation Amount, as applicable, for applicable Title Defect Property or Environmental Defect Property is part of the Defect Escrow Amount, then such Title Defect Amount or Remediation Amount to the extent corresponding to such failure to cure shall be released to (i) Sellers or Buyer, as applicable, in accordance with any agreement between the Parties or (ii) to the Party entitled to such amount upon final resolution of each unresolved Title Dispute or unresolved Disputed Environmental Matter pursuant to Section 5.3(j) or Section 6.1(f), as applicable.
(c)    Notwithstanding anything in this Agreement to the contrary, subject to matters for which a Party has an indemnity obligation pursuant to Article XIII, the Final Settlement Statement shall be the final accounting for any and all Operating Expenses, and there shall be no adjustment for, or obligation to pay, any Operating Expenses between the Parties following the Final Settlement Statement.
3.7    Disputes.
(a)    If Sellers and Buyer are unable to resolve the matters addressed in a Dispute Notice (if any), the Parties agree that for a 10-day period following written notice from either Party, an officer or representative designated by each Party shall attempt to resolve such dispute.
(b)    If Sellers and Buyer are unable to resolve their dispute within the period set forth in Section 3.7(a), either Party may initiate the arbitration process set forth in this Section 3.7(b) by sending a written notice to the other Party (the “Arbitration Notice”) within 10 days of the expiration of the 10-day period described in Section 3.7(a). To the extent neither Party initiates arbitration within such time period, Buyer shall be deemed to have waived the matters subject to such dispute. Each Party shall within 14 Business Days after the delivery of the Arbitration Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Houston office of PriceWaterhouseCoopers, or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Arbitration Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter, except as otherwise provided in the following sentence. All costs and expenses of the Accounting Arbitrator shall be borne by the non-prevailing Party in any such arbitration proceeding. Subject to the preceding sentence, each Party shall bear its own legal and other expenses incurred in connection with such arbitration.
3.8    Allocation of Purchase Price; Allocated Values. Solely for the purposes of determining the value of Conveyed Interests in connection with any Title Defect, Environmental Defect, Preferential Purchase Right, and Required Consents or breach of the Special Warranty under this Agreement, Buyer and Sellers have allocated the Purchase Price among (a) the Leases as set forth on Exhibit A and (b) the Wells set forth on Exhibit B. The value so allocated to a particular Lease or Well identified on Exhibit A and Exhibit B, as applicable, may be referred to as the “Allocated Value” for that Conveyed Interest. Buyer and Sellers agree that such allocation is reasonable, and each Party shall not take any position inconsistent therewith. Sellers, however, make no representations or warranties as to the accuracy of such value or such allocation.
3.9    Allocation for Imbalances at Closing. If, prior to Closing, the Imbalances set forth in Schedule 7.10 change or, prior to the date the Final Price is determined as provided in Section 3.6 or Section 3.7, as applicable, either Party discovers an error in the Imbalances set forth in Schedule 7.10, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(iv), Section 3.3(a)(v), Section 3.3(b)(v) or Section 3.3(b)(vi), as applicable, and Schedule 7.10 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.
3.10    Tax Allocation. Sellers and Buyer agree that the Cash Consideration, the fair market value of the Stock Consideration as of the Closing Date, and any other items constituting consideration for federal and applicable state and local income Tax purposes (collectively, the “Allocable Amount”) shall be allocated among the Conveyed Interests for federal and applicable state and local income Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Buyer shall provide to Sellers for Sellers’ review a schedule of such allocations (the “Allocation Schedule”), which shall be prepared in a manner consistent with the Allocated Values to the extent permitted by applicable Law, within 30 days after the determination of the Final Price. Within 30 days after receiving such Allocation Schedules, Sellers shall notify Buyer in writing if it has any objections to the Allocation Schedule. If Sellers do not notify Buyer in writing of any objection to the Allocation Schedule during such 30-day period, then the Allocation Schedule shall be final, conclusive and binding on the Parties. If Sellers object to any items of the Allocation Schedule, then the Parties shall negotiate in good faith to resolve any disagreement regarding the Allocation Schedule as soon as practicable. If Sellers and Buyer are unable to resolve any disagreement with respect to the Allocation Schedule within 15 days, any remaining disputed items shall be resolved by the Accounting Arbitrator applying, mutatis mutandis, the procedures set forth in Section 3.7(b). The Allocation Schedule shall be updated in connection with any adjustments to the Final Price to reflect any adjustments to the Allocable Amount. Each Party agrees not to take any position inconsistent with this Section 3.10 or the allocations set forth in the Allocation Schedule (or the resolution of any dispute by the Accounting Arbitrator) for Tax purposes unless required by a “determination” within the meaning of Section 1313(a) of the Code or with the consent of the other Party; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation and Buyer and Sellers agree to promptly advise each other regarding the existence of any such Tax audit, claim or similar proceedings.

ARTICLE IV
ACCESS / DISCLAIMERS
4.1    Access.
(a)    From and after the Execution Date and up to and including the Defect Claim Date (or earlier termination of this Agreement pursuant to the terms of this Agreement) but subject to the other provisions of this Section 4.1 and obtaining any required consents of Third Parties (with respect to which consents Sellers shall use commercially reasonable efforts to request, but shall not be obligated to expend any monies), Sellers shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Properties, and all Records requested by Buyer that are in Sellers’ possession at such time, to the extent necessary to conduct the title or environmental review described in Article V and Article VI. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk, liability and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
(b)    From the Execution Date until the Defect Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Properties shall be limited to undertake a Phase I Environmental Site Assessment of the Properties conducted by a reputable environmental consultant approved in writing by Sellers (any such consultant that undertakes any Phase I Environmental Site Assessment, the “Environmental Consultant”) and may include only visual inspections and record reviews relating to the Properties. In conducting such Phase I Environmental Site Assessment, neither Buyer nor the Environmental Consultant shall operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM). If a Phase I Environmental Site Assessment has identified a Recognized Environmental Condition (as determined under ASTM Publication Designation: E1527-13) and the Environmental Consultant, in its reasonable determination based on the findings and results of such environmental assessment, recommends further investigation, sampling or testing or other site assessment commonly referred to as a “Phase II” site assessment (collectively, “Phase II Environmental Site Assessment”) as necessary to prove the existence or magnitude of an Environmental Defect or Remediation Amount, the Environmental Consultant may request an authorization to conduct such Phase II Environmental Site Assessment on behalf of Buyer, subject to Sellers’ consent, which consent shall be at Sellers’ sole discretion. Buyer shall furnish to Sellers a proposed scope of such Phase II Environmental Site Assessment prepared by the Environmental Consultant, including a reasonable description of such activity and a description of the locations of any sampling to be conducted, prior to the commencement of any Phase II Environmental Site Assessment. Buyer shall give Sellers prior written notice at least three Business Days before gaining physical access to any of the Properties, and Sellers or their designee shall have the right but not the obligation to accompany Buyer and Buyer’s Representatives whenever Buyer or Buyer’s Representatives gain physical access to any Property. Notwithstanding anything to the contrary in this Agreement, Buyer shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment) with respect to, any Property with respect to which Sellers do not have the authority to grant access for such due diligence and Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer will be granted access to any Properties or Conveyed Interests operated by Third Parties for purposes of conducting diligence of any kind under this Agreement; provided that Sellers shall request (with respect to such request Sellers shall not be obligated to expend any monies) access rights from Third Parties for Buyer to conduct such inspections (including any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment that Sellers have consented to) with respect to such Property. Buyer shall obtain, at its soles cost and expense, all permits necessary to conduct any approved sampling or invasive activities from any applicable Governmental Authorities.
(c)    Buyer shall coordinate its access rights, environmental property assessments and physical inspections and other due diligence evaluation of the Properties with Sellers to minimize any inconvenience to or interruption of the conduct of business by Sellers. Buyer shall abide by Sellers’ safety rules, regulations and operating policies while conducting its due diligence evaluation of the Properties, including any access to, and environmental or other inspection or assessment of the Properties, in each case before conducting Buyer’s assessment on such Properties in accordance with this Section 4.1. Buyer agrees to defend, indemnify, and hold harmless each Seller Indemnified Party from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Properties, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.
(d)    Buyer acknowledges that any entry into Sellers’ offices, onto the Properties, or any other properties owned or leased by Sellers or their Affiliates, shall be at Buyer’s sole risk, liability, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.
(e)    Buyer shall promptly provide Sellers, but in no event more than 10 Business Days after receipt or creation thereof by Buyer or any of Buyer’s representatives (including Buyer’s environmental consulting or engineering firm), copies of all environmental reports and environmental test results prepared by Buyer or any of Buyer’s Representatives, which contain data collected or generated from Buyer’s or any of Buyer’s Representatives’ environmental due diligence with respect to the Properties. Sellers shall not be deemed by their or their representatives’ receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Properties or to the accuracy of said documents or the information contained in such documents.
(f)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Sellers or any of their Affiliates (i) repair all damages done to any Properties or any other properties owned or leased by Sellers or their Affiliates resulting from Buyer’s or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) if applicable, restore the Properties or any other properties owned or leased by Sellers or their Affiliates to the same or better condition as they were prior to commencement of any such due diligence, and (iii) remove all equipment, tools and other property brought onto the Properties or any other properties owned or leased by Sellers or their Affiliates in connection with such due diligence.

Any disturbance to the Properties (including the leasehold associated therewith or any other properties owned or leased by Sellers or their Affiliates) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.
(g)    During all periods that Buyer or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) are on the Properties or any other properties owned or leased by Sellers or their Affiliates, Buyer shall maintain, at its sole cost and expense, policies of insurance sufficient to cover the Liabilities of Buyer set forth in this Section 4.1. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against the Seller Indemnified Parties, and (iv) provide for 30 days’ prior written notice to Sellers in the event of cancellation, expiration, or modification of the policy or reduction in coverage. Upon request by Sellers, Buyer shall provide evidence of such insurance to Sellers prior to entering any of the Properties.
4.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Conveyed Interests, Buyer or Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Sellers or their Affiliates. Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated by this Agreement and (b) shall be held confidential by Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreement.
4.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, (i) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF THEIR AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY SELLER INDEMNIFIED PARTY).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE CONVEYED INTERESTS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED INTERESTS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (iv) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES TO BE GENERATED BY THE CONVEYED INTERESTS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE CONVEYED INTERESTS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY

SELLERS OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO THE MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE CONVEYED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)    EXCEPT TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 7.13, (i) SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii) BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(d)    BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLERS’ METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY TAXES THAT WERE UTILIZED FOR ANY TAX RETURN FILED PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ON OR AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAXES.
(e)    SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE V
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
5.1    General Disclaimer of Title Warranties and Representations. Except for the Special Warranty set forth in the Assignment and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to Sellers’ title to any of the Conveyed Interests, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to Sellers’ title to any of the Conveyed Interests (a) before Closing, shall be as set forth in Section 5.3 and (b) from and after Closing, shall be pursuant to the Special Warranty set forth in the Assignment and in compliance with Section 5.2 and as may otherwise be limited by this Agreement.
5.2    Special Warranty.
(a)    Special Warranty of Title. If Closing occurs, then the Assignment shall contain a special warranty of Defensible Title whereby Sellers shall, until the end of the Survival Period, warrant Defensible Title, without duplication, to (i) the Leases set forth on Exhibit A (limited to the Target Formations), and (ii) the Wells set forth on Exhibit B (limited to the currently producing formation for each such Well) unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Sellers, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”); provided, however, that, except with respect to any liability of Sellers for any claim asserted in writing by Buyer to Sellers in accordance with this Section 5.2 and the Assignment before the expiration of the Survival Period for breach of the Special Warranty, the Special Warranty shall cease and terminate at the end of the Survival Period. The Special Warranty shall be subject to the further limitations and provisions of this Section 5.2.
(b)    Recovery on Special Warranty.
(i)    Buyer’s Assertion of Special Warranty Breaches. Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5:00 p.m. (Central Time) on the second anniversary thereof (the “Survival Period”), Buyer shall be entitled to furnish to Sellers a Title Defect Notice meeting the requirements of Section 5.3(a) setting forth any and all matters which Buyer intends to assert as a breach of the Special Warranty (collectively, the “Special Warranty Notices” and, individually, a “Special Warranty Notice”). Sellers shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 5.2(b) prior to the date that is six months after the delivery of the applicable Special Warranty Notice. Buyer shall reasonably cooperate with any attempt by Sellers to cure any such breach. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Sellers shall have no further liability for, any breach of the Special Warranty that Buyer fails to assert by a Special Warranty Notice given to Sellers before the expiration of the Survival Period.
(ii)    Limitations on Special Warranty. Recovery by Buyer for any breach by Sellers of the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Defect Claim Date pursuant to Section 5.3, and in no event shall that recovery exceed the Allocated Value of the affected Lease or Well. The Individual Title Defect Threshold and the Aggregate Deductible shall not apply to any recovery for any breach by Sellers of the Special Warranty, and Buyer shall not be entitled to recover any amount for any breach of the Special Warranty to the extent that the Purchase Price is or has been reduced for the same Title Defect pursuant to Section 5.3(d) or Buyer otherwise asserted such matter as a Title Defect prior to Closing.
5.3    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. To assert a valid claim for a Title Defect, Buyer must deliver claim notices to Sellers no later than the Defect Claim Date meeting the requirements of this Section 5.3(a) (each, a “Title Defect Notice,” and collectively, the “Title Defect Notices”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 5.3(a). For all purposes of this Agreement and notwithstanding anything in this Agreement to the contrary, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Lease or Well affected by the alleged Title Defect (each such Lease or Well, a “Title Defect Property”), including a description of the Leases or Wells affected by the alleged Title Defect; (ii) the Allocated Value of each Title Defect Property; (iii) supporting documents reasonably necessary for Sellers (or title attorneys engaged by any Seller) to verify the existence of the alleged Title Defect with respect to each Title Defect Property, if applicable (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)); and (iv) with respect to each Title Defect Property, the amount by which Buyer reasonably believes the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based, in each case, in accordance with Section 5.3(g). Notwithstanding anything contained in this Agreement to the contrary, any Title Defect asserted by Buyer pursuant to this Section 5.3(a) and any breach of the Special Warranty asserted by Buyer pursuant to Section 5.2(b) with respect to the (A) Leases set forth on Exhibit A, shall be limited to the Target Formations for such Leases, and (B) Wells set forth on Exhibit B, shall be limited to the currently producing formation(s) for such Wells. To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Sellers, every week during the period prior to the Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the Special Warranty) discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that failure of Buyer to provide preliminary notice of any Title Defects shall not be deemed to waive or otherwise prejudice Buyer’s right to assert a Title Defect on or before the Defect Claim Date in accordance with this Section 5.3(a).
(b)    Title Benefit Notices. Sellers shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each discovered Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Leases or Wells affected by the alleged Title Benefit (each such Lease or Well, a “Title Benefit Property”), including a description of the Leases or Wells that are affected by the alleged Title Benefit; (ii) with respect to each Title Benefit Property, the amount by which Sellers reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit; (iii) supporting documents reasonably necessary for Buyer to verify the existence of such Title Benefit; and (iv) the computations upon which Sellers’ belief is based.
(c)    Sellers’ Title Defect Election. Prior to the Closing Date, Sellers may elect as to any properly alleged Title Defects whether to (i) reduce the Purchase Price by the Title Defect Amount in accordance with this Section 5.3(c), (ii) if, and only if, the Title Defect equals or exceeds 50% of the Allocated Value of the Title Defect Property, exclude the Title Defect Property from the transactions contemplated hereby and retain such Title Defect Property (and all related Conveyed Interests), in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property (and such related Conveyed Interests), (iii) cure any Title Defects at any time prior to 5:00 p.m. Central Time on the date that is 120 days after the Closing Date (the “Cure Period”), or (iv) subject to Buyer’s consent, indemnify Buyer against all Liabilities (up to the Title Defect Amount of the applicable Title Defect) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Sellers in form and substance reasonably acceptable to Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Sellers and their authorized representatives reasonable access, during normal business hours, to the Properties and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Sellers’ attempt to cure any such Title Defects; provided that the indemnity provisions in Section 4.1(c) and Section 4.1(d) shall apply to Sellers mutatis mutandis. Any election by Sellers pursuant to this Section 5.3(c) shall be without prejudice to its rights under Section 5.3(j) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. In the event Sellers do not make an affirmative election pursuant to this Section 5.3(c) prior to the Closing Date, Sellers will be deemed to have elected to cure the Title Defects pursuant to Section 5.3(c)(iii).
(d)    Remedies for Title Defects. Subject to Sellers’ continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto as described in Section 5.3(j), and subject to the rights of the Parties pursuant to Section 14.1(g), following the Closing Date, in the event that any Title Defect timely and properly asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or cured during the Cure Period, subject to the Individual Title Defect Threshold and the Aggregate Deductible, the Purchase Price or the Final Price, as applicable, shall be reduced by the Title Defect Amount determined pursuant to Section 5.3(g) or Section 5.3(j) (taking into account the Title Benefit Amount determined pursuant to Section 5.3(h) or Section 5.3(i), if any).
(e)    Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 5.3(b), Buyer shall notify Sellers in writing on or before the delivery of the Preliminary Settlement Statement whether Buyer (i) concedes the Title Benefit asserted in such Title Benefit Notice, in which case, the increase in Allocated Value for such Title Benefit (the “Title Benefit Amount”) shall be used to offset Title Defects, or (ii) disputes such Title Benefit in which case such Title Benefit shall be deemed to be a Title Dispute and the provisions of Section 5.3(j) shall apply. For the avoidance of doubt, Title Benefit Amounts shall only be used to offset any Title Defect Amounts asserted by Buyer pursuant to this Agreement, and in no event shall result in an increase to the Purchase Price. If Buyer fails to notify Sellers by such date with respect to a Title Benefit, Buyer shall be deemed to have conceded such Title Benefit.
(f)    Exclusive Remedy. Except for Buyer’s rights under the Special Warranty under the Assignment and Buyer’s right to terminate this Agreement pursuant to Section 14.1(g), Section 5.3(d) shall be the exclusive right and remedy of Buyer with respect to Sellers’ failure to have Defensible Title with respect to any Lease or Well (or portion thereof), or any other title matter with respect to any Conveyed Interest, and Buyer hereby waives any and all other rights or remedies with respect thereto.
(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of Title Defect(s) shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):
(i)    if Buyer and Sellers agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)    if the Title Defect with respect to such Title Defect Property is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from such Title Defect Property;
(iii)    if the Title Defect with respect to such Title Defect Property represents a decrease of (A) Sellers’ Net Revenue Interest for any Title Defect Property less than (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit B (with a proportionate decrease in the applicable Working Interest), then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit B;
(iv)    if the Title Defect with respect to such Title Defect Property represents an increase of Sellers’ Working Interest for any Title Defect Property in excess of the Working Interest set forth for such Title Defect Property on Exhibit B, without at least a proportionate increase of Sellers’ Net Revenue Interest for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Title Defect Property on Exhibit B;
(v)    if the Title Defect with respect to such Title Defect Property represents a decrease of (A) Sellers’ Net Mineral Acres for any Title Defect Property less than (B) the Net Mineral Acres set forth for such Title Defect Property on Exhibit A, then the Title Defect Amount shall be the product obtained by multiplying such Net Mineral Acre decrease by the Allocated Value (on a per Net Mineral Acre dollar amount basis) for such Title Defect Property;
(vi)    if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation;
(vii)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount or other adjustment to the Purchase Price hereunder;
(viii)    notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property; and
(ix)    for the avoidance of doubt, the Individual Title Defect Threshold shall be applied on a Title Defect Property by Title Defect Property basis such that if a single Title Defect affects more than one Title Defect Property, there shall be a separate Individual Title Defect Threshold for each such Title Defect Property even though such Title Defect may affect multiple Title Defect Properties.
(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)    if Buyer and Sellers agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit with respect to a Title Benefit Property represents an increase of (A) Sellers’ Net Revenue Interest for any Title Benefit Property (with a proportionate increase in Sellers’ Working Interest) more than (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B;
(iii)    if the Title Defect with respect to such Title Benefit Property represents an increase of (A) Sellers’ Net Mineral Acres for any Title Benefit Property greater than (B) the Net Mineral Acres set forth for such Title Benefit Property on Exhibit A, then the Title Benefit Amount shall be the product obtained by multiplying such Net Mineral Acre increase by the Allocated Value (on a per Net Mineral Acre dollar amount basis) for such Title Benefit Property;
(iv)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.
(i)    Title Defect Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers under this Agreement for any individual Title Defect with respect to a Title Defect Property for which the Title Defect Amount does not exceed the Individual Title Defect Threshold; and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Sellers under this Agreement for any Title Defect Property for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defect Properties that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Sellers or with respect to which Sellers have elected to exclude the affected Title Defect Property from the transactions contemplated by this Agreement pursuant to Section 5.3(c)(ii) or for which the Parties have agreed to the election set forth in Section 5.3(c)(iv)), plus (2) the aggregate Remediation Amounts of all Environmental Defect Properties that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to Conveyed Interests subject to Environmental Defects that are excluded pursuant to Section 6.1(c)(i) and any Environmental Defects cured by Sellers), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible; provided that the aggregate amount of all Title Benefit Amounts shall be credited against and reduce any Title Defect Amounts in excess of the Aggregate Deductible.
(j)    Title Dispute Resolution. Sellers and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Sellers to cure any alleged Title Defect (collectively “Title Disputes”) prior to the Dispute Date. If Sellers and Buyer are unable to agree by the Dispute Date, the Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.3(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience reviewing oil and gas titles involving properties in the State of Texas, as selected by the mutual agreement of Buyer and Sellers within 15 days after the Dispute Date (the “Title Arbitrator”). If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 5.3(j), the Houston, Texas office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, Texas and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(j). Each of Buyer and Sellers shall submit to the Title Arbitrator, with a simultaneous copy to the other Party, its proposed resolution of the applicable Title Dispute no later than 10 Business Days after the appointment of the Title Arbitrator pursuant to this Section 5.3(j). The Title Arbitrator’s determination shall be made within 20 days after the end of such 10 Business Day period after the submission of the Title Disputes and shall be final and binding upon both Parties, without right of appeal and shall be enforceable against the Parties in a court of competent jurisdiction. In making his determination, the Title Arbitrator shall make a determination of the Title Disputes submitted based solely on the single written submission of Sellers and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Title Arbitrator requests additional information from either Party), shall be bound by the rules set forth in Section 5.3(g) and Section 5.3(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or a greater Title Benefit Amount than that claimed by Sellers in its position statement delivered to the Title Arbitrator. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and may not award damages, interest or penalties to either Party with respect to any matter except as otherwise provided in the following sentence. The costs of the Title Arbitrator (and the AAA, if applicable) in connection with Title Dispute resolution shall be borne one half (1/2) by Sellers and one half (1/2) Buyer. Subject to the preceding sentence, each Party shall bear its own legal and other expenses incurred in connection with such arbitration. To the extent the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price in the Final Settlement Statement, then within 10 days after the date on which the Title Arbitrator delivers written notice to Buyer and Sellers of his award with respect to a Title Dispute, and, subject to Section 5.3(i), the amount, if any, so awarded to a Party shall first be satisfied out of the balance of the Defect Escrow Amount remaining after application of Section 3.6(a), if any, and, then, if applicable, the owing Party shall pay to the owed Party any outstanding awarded amounts. Nothing in this Agreement shall operate to cause Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 5.3(j).
5.4    Casualty or Condemnation Loss.
(a)    Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well or collapsed casing of any well) and the depreciation of Conveyed Interests due to ordinary wear and tear, in each case, with respect to the Conveyed Interests, and Buyer shall not assert such matters as Casualty Losses, Environmental Defects or Title Defects hereunder.
(b)    If, after the Execution Date but prior to the Closing Date, (i) any portion of the Properties is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and (ii) the Closing thereafter occurs, then, at Closing, Sellers shall pay to Buyer all sums actually paid to Sellers by Third Parties by reason of any Casualty Loss insofar as with respect to the Conveyed Interests and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ or their Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties

(excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Party) arising out of such Casualty Loss insofar as with respect to the Conveyed Interests; provided, however, that Sellers shall reserve and retain (and Buyer shall assign to Sellers) all right, title, interest and claims against Third Parties for the recovery of Sellers’ costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims or other rights against Third Parties.
5.5    Consents to Assign. With respect to each Consent set forth on Schedule 7.4, Sellers, not later than 10 days after the Execution Date (and, with respect to each Consent that is not set forth on Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date, promptly after the discovery thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.
(a)    If Sellers fail to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and (x) the failure to obtain such Consent would (i) cause the assignment of the Conveyed Interests affected thereby to Buyer to be void or nullified (or voidable or able to be nullified by the Third Party counterparty thereto) under the express terms thereof, (ii) cause the termination of (or gives the Third Party counterparty the right to terminate) a Lease, Surface Interest or an Applicable Contract, or (iii) give rise to a right by the Third Party counterparty thereto to impose additional conditions on the proposed assignee that involve the payment of money in excess of $100,000 that would not be required in the absence of Sellers’ assignment of the affected Conveyed Interests, in each case, under the express terms thereof, or (y) there is a provision in the applicable instrument that such Consent may be withheld in the sole or absolute discretion of the holder (each in clauses (x) and (y), a “Required Consent”), then, in each case, the Conveyed Interest (or portion thereof) affected by such un-obtained Consent and any associated Conveyed Interests shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of the Conveyed Interest (or portion thereof) affected by such excluded Conveyed Interests. Sellers shall continue to use commercially reasonable efforts to obtain any outstanding Required Consents following Closing (without obligation to expend any out-of-pocket costs or expenses in order to obtain such Required Consents). If the affected Conveyed Interest is a Contract and Buyer is assigned the Properties to which the Contract relates, but the Contract is not transferred to Buyer due to the unobtained Required Consent, (A) the Contract shall be held by Sellers for the benefit of Buyer until the Required Consent is obtained or the Contract has terminated, and (B) Buyer shall pay all amounts due thereunder that would have been Assumed Obligations and perform all such Assumed Obligations thereunder, and (C) Buyer shall defend, indemnify and hold Sellers harmless from all such Assumed Obligations in accordance with Section 13.3(c). In the event that a Required Consent (with respect to a Conveyed Interest excluded pursuant to this Section 5.5(a)) that was not obtained prior to Closing is obtained within 180 days following Closing, then, within 10 Business Days after such Consent is obtained (A) Buyer shall purchase the Conveyed Interest (or portion thereof) and any associated Conveyed Interests that were so excluded as a result of such previously un-obtained Consent and pay to Sellers the amount by which the Purchase Price was reduced at Closing with respect to the Conveyed Interest (or portion thereof) and any associated Conveyed Interests so excluded and (B) Sellers shall assign to Buyer the Conveyed Interest (or portion thereof) and any associated Conveyed Interests so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(b)    If Sellers fail to obtain a Consent other than a Required Consent, then the Conveyed Interest (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyer at Closing as part of the Conveyed Interests and Buyer shall have no claim against Sellers, and Sellers shall have no Liability, solely to the extent related to the failure to obtain such Consent.
(c)    Prior to Closing, Sellers and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 7.4 (and any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date). Subject to the foregoing, Buyer agrees to provide Sellers with any information or documentation that may be reasonably requested by Sellers or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.
(d)    With respect to any Customary Post-Closing Consents or any notice or similar requirements applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated by this Agreement, (i) Buyer shall comply with such transfer requirements, (ii) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any Liability relating to compliance with such transfer requirements, and (iii) Buyer assumes and shall be solely responsible from and after Closing for any Liabilities arising from the failure to comply with or to have obtained any such consent.
5.6    Preferential Purchase Rights.
(a)    With respect to each Preferential Purchase Right set forth on Schedule 7.9, not later than 10 days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth on Schedule 7.9 but is discovered by either Party after the Execution Date and before the Closing Date, promptly after the discovery thereof or receipt of notice from Buyer of discovery thereof), Sellers shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right, requesting a waiver of such Preferential Purchase Right.
(b)    If, prior to Closing, (i) any holder of a Preferential Purchase Right notifies Sellers that it intends to consummate the purchase of the Conveyed Interests to which its Preferential Purchase Right applies, or (ii) the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Conveyed Interest subject to such Preferential Purchase Right shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of the Conveyed Interest so excluded. Sellers shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If (A) on or before 180 days following the Closing Date, such holder of such Preferential Purchase Right fails to exercise its rights pursuant to the terms of such Preferential Purchase Right or fails to consummate the purchase of the Conveyed Interest covered by such Preferential Purchase Right, or (B) such Preferential Purchase Right holder waives such Preferential Purchase Right prior to the expiration of such 180-day period, then (1) Sellers shall notify Buyer, (2) Buyer shall purchase, on or before five Business Days following receipt of such notice, such Conveyed Interest that was so excluded from the Conveyed Interests to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Conveyed Interest and (3) Sellers shall assign to Buyer the Conveyed Interest so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(c)    All Conveyed Interests for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing in accordance with this Agreement.

ARTICLE VI
ENVIRONMENTAL MATTERS
6.1    Environmental Defects.
(a)    Assertions of Environmental Defects. To assert a valid claim for an Environmental Defect, Buyer must deliver claim notices to Sellers meeting the requirements of this Section 6.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Defect Claim Date setting forth the matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 6.1. To give Sellers an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use reasonable efforts to give Sellers, on or before the end of each week prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during such week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that failure of Buyer to provide preliminary notice of any Environmental Defects shall not be deemed to waive Buyer’s right to assert an Environmental Defect on or before the Defect Claim Date so long as any Environmental Defect is submitted in accordance with the requirements of this Section 6.1(a). For all purposes of this Agreement, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any environmental, health or safety mater, including any Environmental Condition or Environmental Defect, or other liability with respect to the environmental status of the Conveyed Interests which Buyer fails to assert as an Environmental Defect by a valid Environmental Defect Notice meeting all of the requirements set forth in this Section 6.1(a) on or before the Defect Claim Date, with such Liabilities being “Buyer’s Environmental Liabilities.” To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a reasonably detailed description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Property affected by such alleged Environmental Condition (each, an “Environmental Defect Property”); (ii) the Allocated Value of each Environmental Defect Property (or portions thereof) affected by such alleged Environmental Condition; (iii) supporting documents reasonably necessary for Sellers to verify the existence of such alleged Environmental Condition, including any environmental report or test results prepared by Buyer or any of Buyer’s Representatives that evidence such Environmental Defect, if any, and the curative recommendation thereto, if any; and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Condition. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all material assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.
(b)    Sellers’ Right to Cure. Sellers shall have the right, but not the obligation, to cure any asserted Environmental Defect before the expiration of the Cure Period. An election by Sellers to attempt to cure an Environmental Defect shall be without prejudice to its other rights under this Section 6.1 and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to Remediate, the alleged Environmental Defect. Sellers shall be entitled to provide Buyer notice of Sellers’ election to cure any Environmental Defect prior to Closing, and the failure to provide notice by such date shall be deemed an election to cure by Sellers. To the extent Sellers Remediate an Applicable Environmental Defect Property on or before the expiration of the Cure Period, then (i) Sellers shall notify Buyer, (ii) Buyer shall purchase, on or before five Business Days following receipt of such notice, such Applicable Environmental Defect Property that was so excluded from the Conveyed Interests to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such Applicable Environmental Defect Property pursuant to Section 6.1(c)(ii) and (iii) Sellers shall assign to Buyer the Applicable Environmental Defect Property so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Sellers and its authorized representatives reasonable access, during normal business hours, to the Properties and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Sellers’ attempt to cure any such Environmental Defects; provided that the indemnity provisions in Section 4.1(c) and Section 4.1(d) shall apply to Sellers mutatis mutandis.
(c)    Remedies for Environmental Defects. Subject to Sellers’ continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 6.1 and Section 14.1(g), in the event that Sellers have not cured prior to the expiration of the Cure Period an Environmental Defect timely and properly asserted by Buyer in accordance with Section 6.1(a) and such Environmental Defect has not been waived by Buyer, Sellers shall, at its sole option and discretion, elect to:
(i)    subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount (taking into account Sellers’ partial cure of such Environmental Defect, if any);
(ii)    subject to Section 6.1(b), elect, in its sole discretion and by written notice to Buyer, to withhold the entirety of the Conveyed Interest that is subject to such Environmental Defect from the Assignment, in which event, the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Conveyed Interest(s) (or portion thereof) which reduction shall not count toward the Aggregate Deductible (any such Environmental Defect Property, an “Applicable Environmental Defect Property”); or
(iii)    subject to Buyer’s consent, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Conveyed Interests pursuant to an indemnity agreement prepared by Sellers in a form and substance reasonably acceptable to Buyer (each, an “Environmental Indemnity Agreement”).
If the Purchase Price is reduced by the Remediation Amount for any Environmental Defect or if the Purchase Price would have been reduced for any Environmental Defect but for the application of the Individual Environmental Threshold or the Aggregate Deductible, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities relating directly thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations and Buyer’s Environmental Liabilities.
(d)     Exclusive Remedy. Except for the representations and warranties set forth in Section 7.13 and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(g), the provisions set forth in Section 6.1(c) shall be the exclusive right and remedy of Buyer with respect to any environmental, health or safety matter, including any Environmental Condition or Environmental Defect with respect to any Conveyed Interest.
(e)    Environmental Thresholds and Deductibles. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Sellers for any individual Environmental Defect Property for which the aggregate of all Remediation Amounts for such Environmental Defect Property does not exceed the Individual Environmental Threshold; and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Sellers for any Environmental Defect Property for which the Remediation Amount exceeds the Individual Environmental

Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defect Properties that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects actually cured by Sellers and Conveyed Interests excluded pursuant to Section 6.1(c)(ii)), plus (2) the aggregate Title Defect Amounts of all Title Defect Properties that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Sellers or with respect to which Sellers has elected to exclude the affected Title Defect Property from the transactions contemplated by this Agreement pursuant to Section 5.3(c)(ii) or for which the Parties have agreed to the election set forth in Section 5.3(c)(iv)) exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible; provided that the aggregate amount of all Title Benefit Amounts shall be credited against and reduce any Title Defect Amounts in excess of the Aggregate Deductible. For the avoidance of doubt, if Sellers retain any Conveyed Interest related to any Environmental Defect pursuant to Section 6.1(c)(ii), then (1) the Purchase Price shall be reduced by the Allocated Value of such retained Conveyed Interest (or the portion thereof) and (2) the Remediation Amount for the Environmental Defect relating to such retained Conveyed Interest will not be counted towards the Aggregate Deductible, but will be considered for purposes of Section 10.4 and Section 11.4.
(f)    Environmental Dispute Resolution. Sellers and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to the Closing Date and (ii) the adequacy of any cure by Sellers of any asserted Environmental Defect prior to the Closing Date (the items described in clause (i) and clause (ii), collectively, the “Disputed Environmental Matters”). If Sellers and Buyer are unable to agree by the Closing Date, the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years’ experience reviewing environmental matters involving oil and gas producing properties in any of the regional areas in which the affected Conveyed Interests are located, as selected by the mutual agreement of Buyer and Sellers within 15 days after the Closing Date (the “Environmental Arbitrator”). If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 6.1(f), the Houston, Texas office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, Texas and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1(f). Each of Buyer and Sellers shall submit to the Environmental Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the Disputed Environmental Matters in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth Business Day after appointment of the Environmental Arbitrator. The Environmental Arbitrator’s determination shall be made within 20 days after the end of such ten Business Day period after the submission of the Disputed Environmental Matters and shall be final and binding upon both Parties, without right of appeal and shall be enforceable against the Parties in a court of competent jurisdiction. In making his determination, the Environmental Arbitrator shall make a determination of the Disputed Environmental Matters submitted based solely on the single written submission of Sellers and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Environmental Arbitrator requests additional information from either Party), shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other legal and industry matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining specific

Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter, except as otherwise provided in the following sentence. The costs of the Environmental Arbitrator (and the AAA, if applicable) shall be borne one half (1/2) by Sellers and one half (1/2) Buyer. Each Party shall bear its own legal and other expenses incurred in connection with the arbitration. To the extent the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price in the Final Settlement Statement, then within 10 days after the date on which the Environmental Arbitrator delivers written notice to Buyer and Sellers of his award with respect to any Remediation Amount, and, subject to Section 6.1(e), the amount, if any, so awarded to a Party shall first, be satisfied out of the balance of the Defect Escrow Amount remaining after application of Section 3.6(a) and, then, if applicable, the owing Party shall pay to the owed Party any outstanding awarded amounts. Nothing in this Agreement shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 6.1(f).
6.2    NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Conveyed Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests. Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain asbestos, NORM and other wastes or Hazardous Substances. NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLERS
Subject to the matters specifically listed or disclosed in the Schedules (as added, supplemented or amended pursuant to Section 9.5), each Seller represents and warrants (and with respect to any Conveyed Interest that is not operated by such Seller, such Seller represents and warrants to such Seller’s Knowledge) to Buyer as of the Execution Date and the Closing Date, as follows:
7.1    Organization, Existence and Qualification. Sundance is a corporation duly formed and validly existing under the Laws of the State of Colorado. Armadillo is a corporation duly formed and validly existing under the Laws of the state of Delaware. SEA is a limited liability company duly formed and validly existing under the Laws of the State of Texas. Such Seller has all requisite power and authority to own and operate its property (including the Conveyed Interests) and to carry on its business as now conducted. Each Seller is duly licensed or qualified to do business in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
7.2    Authorization, Approval and Enforceability. Such Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated in this Agreement and Transaction Documents. The execution, delivery, and performance by such Seller of this Agreement has been duly and validly authorized and approved by all necessary limited liability company action on the part of such Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which such Seller is a party when executed and delivered by such Seller will be, the valid and binding obligations of such Seller and enforceable against such Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
7.3    No Conflicts. Assuming the receipt of all Consents and wavier of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by such Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated in this Agreement and the Transaction Documents will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of such Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or other Applicable Contract to which such Seller is a party or by which such Seller or the Conveyed Interests may be bound or (c) violate any Law applicable to such Seller or any of the Conveyed Interests, except in the case of clause (b) and clause (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.
7.4    Consents. Except (a) as set forth in Schedule 7.4 (b) for Customary Post-Closing Consents, (c) under Applicable Contracts that are terminable without payment of any fee upon not greater than 90 days’ notice, (d) Preferential Purchase Rights, (e) any notice to be given after the Closing of the transactions contemplated by this Agreement, and (f) such consents which are not material to the transactions contemplated by this Agreement, there are no restrictions to assignment, including requirements for consent from a Third Party that must be obtained in connection with the transfer of the Conveyed Interests by such Seller to Buyer or the consummation of the transactions contemplated by this Agreement (each, a “Consent”).
7.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened in writing against Sellers.
7.6    Litigation. Except as set forth in Schedule 7.6, as of the Execution Date, there is no suit, litigation or arbitration by any Third Party or before any Governmental Authority pending against Sellers (with respect to the Conveyed Interests and that arose during the period of Sellers’ ownership thereof) of which Sellers have received service or written notice. As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending against Sellers or any of their Affiliates questioning the validity of or seeking to prevent the consummation of this Agreement.
7.7    Material Contracts.
(a)    Schedule 7.7 sets forth, as of the Execution Date, all Applicable Contracts of the type described below (such Applicable Contracts, collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Sellers of more than $200,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Sellers of more than $200,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)    any Hydrocarbon purchase and sale, marketing, transportation, gathering, treating, processing, storage, separation, compression or similar Applicable Contract that (A) is not terminable without penalty on 90 days’ or less notice, and (B) that is expected to result in aggregate payments by Sellers of more than $200,000 during the remainder of the term of such Applicable Contract;
(iv)    any indenture, mortgage, loan, credit lien, sale-leaseback or similar Applicable Contract affecting any of the Conveyed Interests which will not be released on or prior to the Closing;
(v)    any Applicable Contract of Sellers to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Conveyed Interests (other than with respect to production of Hydrocarbons, or immaterial Personal Property, in each case, in the ordinary course) from and after the Effective Time;
(vi)    any Applicable Contract that is a farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or any similar Applicable Contract where, in each case, the primary obligation thereunder has not been fully performed;
(vii)    any Applicable Contract between any Seller and any Affiliate of any Seller that will not be terminated prior to or as of Closing that (A) can reasonably be expected to result in aggregate payments by Sellers of more than $200,000 during the remainder of the term of such Applicable Contract, or (B) would be listed under any other subsection of this Section 7.7(a);
(viii)    any Applicable Contract that contains any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Conveyed Interests will be subject after Closing;
(ix)    any Applicable Contract that contains a non-compete agreement or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, any Seller may conduct its business (but specifically excluding any confidentiality agreements that any Seller or an Affiliate of any Seller executed in connection with their evaluation of potential acquisitions);
(x)    any Applicable Contract containing a Tax partnership agreement; and
(xi)    any amendment, modification, novation, renewal or extension to the foregoing.
(b)    Except as set forth in Schedule 7.7, there exists no material default under any Material Contract by Sellers or, to Sellers’ Knowledge as of the Execution Date, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Sellers or, to Sellers’ Knowledge, any other Person who is a party to such Material Contract.

7.8    Compliance with Laws. Except as set forth in Schedule 7.8, to Sellers’ Knowledge as of the Execution Date, Sellers are not in material violation of any applicable Laws with respect to its ownership and operation of the Conveyed Interests. For the avoidance of doubt, this Section 7.8 does not include any matters with respect to Environmental Laws or other Laws related to Taxes, which shall be exclusively addressed in Article VI, Section 7.13 and Section 7.11, respectively.
7.9    Preferential Rights. Except as set forth on Schedule 7.9 are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (“Preferential Purchase Rights”).
7.10    Imbalances. Schedule 7.10 sets forth all Imbalances associated with the Conveyed Interests as of the dates set forth in such Schedule.
7.11    Taxes. Except as set forth on Schedule 7.11,
(a)    during the period of each Seller’s ownership of the Conveyed Interests, all material Asset Taxes that have become due and payable by such Seller have been properly paid and all material Tax Returns for Asset Taxes required to be filed by such Seller have been filed;
(b)    there is no audit, litigation, or other proceeding relating to any Asset Taxes of such Seller with any applicable Governmental Authority, in each case, that would adversely affect the Conveyed Interests after Closing;
(c)    such Seller has not granted any waiver or extension of any statute of limitation with respect to the assessment of any Asset Tax of such Seller which is still in effect; and
(d)    none of the Conveyed Interests is subject to any Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
7.12    Brokers’ Fees. Such Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation as an intermediary relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
7.13    Environmental Laws. Except as disclosed on Schedule 7.13, (a) there are no actions, suits or proceedings pending of which Sellers have received written notice, or to Sellers’ Knowledge, threatened in writing, before any Governmental Authority against such Seller with respect to the Conveyed Interests alleging material violations of, or claiming material Remediation obligations arising under, Environmental Laws and (b) Sellers have not received any written notice from any Governmental Authority of any alleged or actual material violation or non-compliance with any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Conveyed Interests or the ownership or operation of any thereof that remains unresolved as of the Execution Date. This Section 7.13 sets forth the sole and exclusive representations warranties of Sellers regarding environmental, health and safety matters, including matters arising under Environmental Laws.
7.14    Suspense Funds. Schedule 7.14 sets forth all material suspense funds applicable to Sellers’ ownership of the Conveyed Interests as of the dates set forth on Schedule 7.14.

7.15    Permits. To Sellers’ Knowledge, Sellers possess all permits, licenses, registrations, orders, approvals, variances, franchises, exemptions, certificates, waivers and other authorizations (the “Permits”) required to be obtained from any Governmental Authority for conducting its business with respect to the Conveyed Interests. To Sellers’ Knowledge, each of the Permits is in full force and effect, there exists no default under any Permit by Sellers or by any other Person, and no event has occurred that upon receipt of notice or lapse of time or both would constitute any default under any such Permit by Sellers or any other Person. For the avoidance of doubt, this Section 7.15 does not address any Permits required under Environmental Laws, which are exclusively addressed in Article VI and Section 7.13.
7.16    Current Commitments. Schedule 7.16 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than $200,000 (net to Sellers’ interest) (the “AFEs”) with respect to the Conveyed Interests to drill any Well for which all such activities set forth in such AFE have not been completed as of the Execution Date.
7.17    Payout Balances. The payout balance for each Well operated by any Seller or its Affiliates is reflected in all material respects in Schedule 7.17 as of the respective dates shown on such Schedule with respect to each Well listed thereon.
7.18    Payment for Production. No Seller is obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale of Hydrocarbons, attributable to any Seller’s interests in the Conveyed Interests at some future time without receiving full payment therefor at or after the time of delivery.
7.19    Non-Consent Operations. Except as set forth on Schedule 7.19 or otherwise reflected on Exhibit A or Exhibit B, as applicable, as of the Execution Date, to Sellers’ Knowledge, no operations are being conducted or have been conducted on the Conveyed Interests with respect to which any Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of such Seller’s rights have not yet reverted to it.
7.20    Leases. As of the Execution Date, (i) To Sellers’ Knowledge, Sellers and their respective Affiliates (or the applicable Third Party operators) have timely and properly paid all accrued bonuses, delay rentals and Burdens due with respect to Sellers’ interest in the Leases, in each case in accordance with the Leases and applicable Law, (ii) none of Sellers nor any of their respective Affiliates has received written notice from any Person that any Seller or an Affiliate of any Seller has improperly paid any accrued bonuses, delay rentals or Burden due to such Person with respect to a Seller’s interest in the Leases, and (iii) none of Sellers nor any of their respective Affiliates has received any written demand from any Person seeking to release or terminate any of the Leases as a result of such Seller’s failure to perpetuate any of the Leases beyond the primary term of such Lease.
7.21    Wells. Except as set forth on Schedule 7.21:
(a)    all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements;
(b)    all currently producing Wells and equipment used or held for use in connection with the operation of the Conveyed Interests are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; and

(c)    as of the Execution Date, (i) no Seller has received written notices or written demands from Governmental Authorities to plug or abandon any Wells and (ii) to Sellers’ Knowledge, the Wells that are neither in use for purposes of production or injection, nor temporarily suspended or temporarily abandoned in accordance with applicable Law, have been plugged and abandoned to the extent required by, and in accordance with, applicable Law.
7.22    Accredited Investor. Such Seller and each Designee is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Stock Consideration for its own account and not with a view to a sale, distribution, or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. Such Seller acknowledges and understands that (a) the shares of SilverBow Common Stock comprising the Stock Consideration have not been registered under the Securities Act in reliance on an exemption therefrom and (b) each of the shares of SilverBow Common Stock comprising the Stock Consideration will, upon its acquisition by the Sellers, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable foreign and state securities Laws, except under an exemption from such registration under the Securities Act and such Laws.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer and SilverBow jointly and severally represent and warrant to Sellers as of the Execution Date and the Closing Date, the following:
8.1    Organization, Existence and Qualification.
(a)    Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a Buyer Material Adverse Effect.
(b)    SilverBow is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a Buyer Material Adverse Effect.
8.2    Authorization, Approval and Enforceability. Each Buyer Party has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated in this Agreement and the Transaction Documents. The execution, delivery, and performance by the Buyer Parties of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary action on the part of each Buyer Party. This Agreement is, and the Transaction Documents to which each Buyer Party is a party, when executed and delivered by such Buyer Party, will be the valid and binding obligations of such Buyer Party and enforceable against such Buyer Party in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

8.3    No Conflicts. Assuming the consents, notices and approvals referred to in Section 8.4 have been obtained or made, the execution, delivery, and performance by each Buyer Party of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated in this Agreement and the Transaction Documents will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of such Buyer Party, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which such Buyer Party is a party or by which such Buyer Party or any of its property may be bound or (c) violate any Law applicable to such Buyer Party or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
8.4    Consents. Except for (a) Customary Post-Closing Consents and (b) the Stockholder Approval, there are no consents or other restrictions on assignment, including requirements for consents from any Third Party or any Governmental Authority to any assignment, in each case, that either Buyer Party is required to obtain in connection with the consummation of the transactions contemplated by this Agreement.
8.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against either Buyer Party or any Affiliate of a Buyer Party. Neither Buyer nor SilverBow is insolvent.
8.6    Litigation. As of the Execution Date, there is no investigation, lawsuit, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened against a Buyer Party or any of its Affiliates that has or would have a Buyer Material Adverse Effect.
8.7    Regulatory. Buyer is and hereafter shall continue to be qualified under Law to own and assume operatorship of the Conveyed Interests in all jurisdictions where such Conveyed Interests are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer has, or will have as of the Closing Date, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Conveyed Interests. To the knowledge of Buyer, there is no fact or condition with respect to Buyer, or its respective obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the transactions contemplated hereby to the extent approval by such Governmental Authority is required by Law.
8.8    Financing. Buyer will have, as of the Closing Date, sufficient cash in immediately available funds with which to pay the Cash Consideration, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.
8.9    Independent Evaluation. Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Conveyed Interests, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Conveyed Interests, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer, has (i) relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors of any Seller or any Affiliates of such Seller and (ii)  satisfied or will satisfy, as of the Closing, itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Conveyed Interests.
8.10    Brokers’ Fees. None of Buyer or Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation as an intermediary relating to the transactions contemplated by this Agreement or the Transaction Documents for which Sellers or any of Sellers’ Affiliates has or shall have any responsibility.
8.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Conveyed Interests for its own account and not with a view to a sale, distribution, or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
8.12    Capitalization of SilverBow and its Subsidiaries.
(a)    The authorized capital stock of SilverBow consists of 40,000,000 shares of SilverBow Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (the “SilverBow Preferred Stock”). All of the issued and outstanding shares of SilverBow Common Stock have been duly authorized and validly issued in accordance with the Organizational Documents of SilverBow, and any other contracts or agreement governing the issuance of SilverBow Common Stock, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and the Financial Statements, were issued and held as described therein. As of April 7, 2022, there are 16,833,220 issued and outstanding shares of SilverBow Common Stock. On the Execution Date SilverBow has no SilverBow Preferred Stock or other equity securities (other than SilverBow Common Stock) issued or outstanding.
(b)    Subject to the receipt of the Stockholder Approval, the Stock Consideration is duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered at Closing pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of SilverBow and will, in the hands of Seller and its Affiliates, be free and clear of any lien, claim or Encumbrance (excluding (i) the restrictions imposed by this Agreement or the Transaction Documents and (ii) restrictions on transfer under applicable state and federal securities laws).
(c)    Except as set forth in Schedule 8.12, there are no preemptive rights or, except as disclosed in the SEC Filings, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate SilverBow to issue or sell any equity interests of SilverBow or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in SilverBow, and, except as disclosed in the SEC Filings, no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    SilverBow does not have any outstanding bonds, debentures, notes or similar obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of SilverBow on any matter.

(e)    SilverBow is not now, and immediately after the issuance and sale of the SilverBow Common Stock comprising the Stock Consideration will not be, required to register as an “investment company” or a company “controlled by” (or any derivatives thereof) an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.
(f)    Subject to the receipt of the Stockholder Approval, SilverBow and Buyer, as applicable, have all requisite power and authority to issue and deliver the Stock Consideration to Sellers or Sellers’ Designees in accordance with and upon the terms and conditions set forth in this Agreement.
(g)    All of the issued and outstanding equity securities of each Subsidiary of SilverBow are held beneficially and directly or indirectly of record by SilverBow. All outstanding equity securities of each Subsidiary of SilverBow are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. There are outstanding: (i) no securities of any Subsidiary of SilverBow convertible into or exchangeable for equity securities or other voting securities (including voting debt) of any Subsidiary of SilverBow; and (ii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Subsidiary of SilverBow is a party or by which it is bound, in any case obligating any Subsidiary of SilverBow to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity securities or other securities of any Subsidiary of SilverBow or obligating any Subsidiary of SilverBow to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date, any member agreements, voting trusts or other agreements or understandings to which any Subsidiary of SilverBow is a party or by which it is bound relating to the voting of any equity securities or other voting securities (including voting debt) of any Subsidiary of SilverBow. The limited liability company agreements of each Subsidiary of SilverBow has been duly authorized, executed and delivered by SilverBow, and is, and will be at the Closing, valid and legally binding agreements, enforceable against each Subsidiary of SilverBow and its respective members in accordance with its terms.
8.13    Internal Controls; NYSE Listing Matters.
Except as disclosed in SilverBow’s SEC Filings:
(a)    SilverBow has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(c) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by SilverBow in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to SilverBow’s chief executive officer and its chief financial officer by other employees of the SilverBow to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of SilverBow have evaluated the effectiveness of SilverBow’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Filing that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(b)    SilverBow has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of SilverBow’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP and that include policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SilverBow; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and that receipts and expenditures of SilverBow are being made only in accordance with the authorizations of management and the directors of SilverBow; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of SilverBow’s assets that could be material to SilverBow’s financial statements. SilverBow has disclosed, based on its most recent evaluation of SilverBow’s internal control over financial reporting prior to the SilverBow’s auditors and audit committee (A) any significant deficiencies and material weakness in the design or operation of SilverBow’s internal control over financial reporting which would reasonably be expected to adversely affect SilverBow’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SilverBow’s internal control over financial reporting.
(c)    Since January 1, 2020, (i) neither SilverBow nor any of its Subsidiaries nor, to the knowledge of SilverBow, any director, officer, employee, auditor, accountant or representative of SilverBow or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SilverBow or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SilverBow or any of its Subsidiaries has engaged in questionable accounting or auditing practices, (ii) SilverBow has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in SilverBow’s internal control over financial reporting that would reasonably be expected to materially and adversely affect SilverBow’s internal control over financial reporting and (iii) there has been no changes in SilverBow’s internal control over financial reporting that would reasonably be expected to materially and adversely affect SilverBow’s internal control over financial reporting, including any corrective actions with regard to any significant deficiency or material weakness.
(d)    The SilverBow Common Stock is registered under Section 12(b) of the Exchange Act and listed on the New York Stock Exchange (“NYSE”), and, except as disclosed in the SEC Filings with respect to the 2015 delisting of the stock of SilverBow’s predecessor entity, Swift Energy Company, SilverBow has not received any notice of deregistration or delisting from the SEC or the NYSE, and no judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of SilverBow has been issued and no proceedings for such purpose are, to SilverBow’s knowledge, pending, contemplated or threatened. SilverBow is in compliance in all material respects with the rules and regulations of the NYSE. SilverBow has taken no action that is designed to terminate the registration of the SilverBow Common Stock under the Exchange Act or the listing of the SilverBow Common Stock on the NYSE. Subject to the NYSE listing approval with respect to the Stock Consideration, the issuance and sale of the Stock Consideration does not contravene NYSE rules and regulations.
(e)    Neither SilverBow nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among SilverBow and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in the Instructions to Item 303(b) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure, in SilverBow’s or such Subsidiary’s published Financial Statements or other filed SEC Filings, of any material transaction involving, or material liabilities of, SilverBow or any of its Subsidiaries.
8.14    SEC Filings.
(a)    SilverBow has timely filed or furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including required exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2019 under the Securities Act, the Exchange Act, and all other federal securities laws (all such documents, together with all required exhibits and schedules to the foregoing materials and all information incorporated therein by reference are herein collectively referred to as the “SEC Filings”). The SEC Filings, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected or amended by a subsequently filed or furnished SEC Filing filed or furnished prior to the Execution Date): (i) complied in all material respects with applicable requirements of federal securities laws, including the Exchange Act and the Securities Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(b)    There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Filings. To SilverBow’s knowledge, none of the SEC Filings is the subject of ongoing SEC review or outstanding comment or investigation.
(c)    Each of the Financial Statements, at the time filed or furnished (except to the extent corrected or amended by a subsequently filed or furnished SEC Filing filed or furnished prior to the Execution Date): (i) complied as to form in all material respects with the with applicable accounting requirements and published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as may be permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments; and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of SilverBow and its Subsidiaries as of the respective dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material)); and (iv) have been prepared in a manner consistent with the books and records of SilverBow and its Subsidiaries.
(d)    Since January 1, 2020, SilverBow has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of SilverBow and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(e)    There are no Liabilities of or with respect to SilverBow that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of SilverBow or Buyer other than (i) Liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of SilverBow and its Subsidiaries as of December 31, 2020 (including the notes thereto) included in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, (iii) Liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
8.15    Securities Laws. Assuming Seller’s representations contained in this Agreement are true and correct, the offer and sale of the shares comprising the Stock Consideration (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.
8.16    Compliance with Law. Except as to specific matters disclosed in the SEC Filings, SilverBow and Buyer each, (a) is, and during the past two years has been, in material compliance with all applicable Laws, (b) has not received written notice of any violation in any respect of any applicable Law, and (c) has not received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.
8.17    Absence of Certain Changes. Since December 31, 2020, there has not been any (a) material write-down by SilverBow or its Subsidiaries in the volume of reserves estimated for its oil and gas properties, other than write-downs resulting from depletion in the ordinary course of operation of such properties or the variance in markets or prices for Hydrocarbons produced from such properties, (b) material destruction, damage or loss to or affecting any of the assets of SilverBow or its Subsidiaries, or (c) Buyer Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.
8.18    Form S-3. As of the Execution Date, SilverBow is eligible to register the shares of SilverBow Common Stock comprising the Stock Consideration for resale by Seller under Form S-3 promulgated under the Securities Act.
8.19    No Additional Representations. Except for the representations and warranties made in this Article VIII, none of Buyer, SilverBow nor any other Person on behalf of Buyer or SilverBow makes any express or implied representation or warranty with respect to Buyer or SilverBow or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Buyer and SilverBow hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Buyer nor any other Person on behalf of Buyer makes or has made any representation or warranty to Seller, any of its Subsidiaries or any of their respective Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or forward-looking information relating to Buyer or SilverBow or their respective businesses; or (b) except for the representations and warranties made by Buyer and/or SilverBow in this Article VIII, any oral or written information presented to Seller, any of its Subsidiaries or any of their respective Affiliates or representatives in the course of their due diligence investigation of Buyer or SilverBow, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IX
CERTAIN AGREEMENTS
9.1    Conduct of Business. Except (1) as set forth in Schedule 9.1, (2) as set forth in Schedule BBO, (3) for the operations contemplated in the AFEs set forth on Schedule 7.16, (4) for actions taken in connection with emergency situations to protect life or property or to maintain the environment or any Lease, or (5) for actions consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    From and after the Execution Date until Closing (or earlier termination of this Agreement), Sellers shall:
(i)    maintain and operate the Conveyed Interests in the usual and ordinary manner consistent with its past practice;
(ii)    maintain all material governmental permits and approvals affecting the Conveyed Interests;
(iii)    maintain the books of account and Records relating to the Conveyed Interests in the usual and ordinary manner, in accordance with its usual accounting practices;
(iv)    maintain insurance coverage on the Conveyed Interests in the amounts and types currently in force;
(v)    notify Buyer of any election that Sellers are required to make under any Material Contract or with respect to any Conveyed Interest, specifying the nature and time period associated with such election; and
(b)    except as expressly contemplated by this Agreement, Sellers shall not, from and after the Execution Date until Closing (or earlier termination of this Agreement):
(i)    except in the case of any Contracts that are crude oil, condensate, and natural gas purchase and sale, gathering, transportation, processing, storage, separation, compression and marketing arrangements entered into in the ordinary course of business that are terminable without penalty on 60 days’ notice or less, enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 7.7, or materially amend the terms of any Material Contract;
(ii)    terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend the terms of any Material Contract (including any of the Seller Hedges except in accordance with Section 9.10 or in the ordinary course of business consistent with Sellers’ past practice);
(iii)    propose or commit to any operation reasonably expected to cost Sellers in excess of $200,000 (including any Buyer Benefit Operations proposed by any Third Party);
(iv)    transfer, sell, mortgage, pledge or dispose of the Conveyed Interests (or permit any Affiliate to do any of the foregoing), other than (A) the transfer, sale, or disposal of Hydrocarbons in the ordinary course of business, and (B) sales of equipment that are obsolete or are no longer necessary or desirable in the operation of the Conveyed Interests or for which replacement equipment has been or shall be obtained;

(v)    waive, release, assign, settle or compromise any Liabilities attributable to the Conveyed Interests that would be an Assumed Obligation after Closing, except for any settlement that (A) requires payment of less than $100,000, and (B) would not impose any material obligations or restrictions on the Conveyed Interests after the Closing; or
(vi)    commit to do any of the foregoing.
(c)    Without expanding any obligations which Sellers may have to Buyer, it is expressly agreed that Sellers shall never have any Liability to Buyer with respect to any breach or failure of Section 9.1(a)(i) greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
9.2    Affirmative and Negative Covenants of Buyer and SilverBow. From the Execution Date until the earlier of (a) the date this Agreement is terminated pursuant to Section 14.1 and (b) the Closing Date, except as otherwise contemplated or permitted by this Agreement, the Buyer and SilverBow shall, and shall cause each other member of the Buyer Group to, use commercially reasonable efforts to operate their respective business in the ordinary course in all material respects and to (i) maintain the books of account and records relating to the business of such member of the Buyer Group in the usual, regular and ordinary manner, in accordance with its usual accounting practices and (ii) preserve substantially intact the present business organization of the Buyer Group. Without limiting the foregoing, except (x) as required by Law, (y) except as may be required pursuant to this Agreement in connection with the Stockholder Approval, or (z) as consented to in writing by Sellers, SilverBow shall not (and shall cause each member of the Buyer Group to not):
(a)    amend, modify, waive, rescind, restate or otherwise change SilverBow’s Organizational Documents;
(b)    authorize, declare, set aside, make or pay any dividends on or any distributions with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other Securities of SilverBow or any its Subsidiaries);
(c)    liquidate (completely or partially), dissolve, recapitalize or adopt a plan of complete or partial liquidation or dissolution with respect to SilverBow or Buyer;
(d)    issue any shares of preferred stock of SilverBow;
(e)    enter into any agreement with respect to, or consummate, any acquisition (including by merger, business combination, consolidation or acquisition of stock or assets or any other means) of or investment in (by contribution to capital, property transfers, purchase of Securities or otherwise) any Person (or any material portion of the capital stock, equity interests, Securities or assets of such Person) if such acquisition or investment would reasonably be expected to result in any shareholder consent or approval that would impact the transactions contemplated hereby, including with respect to the issuance of the Stock Consideration;
(f)    take any action in violation or contravention of any material provision of the SilverBow’s Organizational Documents or the Organizational Documents of the Buyer, applicable Law or any applicable rules and regulations of the SEC and NYSE;

(g)    change accounting methods, except as required by changes in GAAP or Law, or as recommended by its independent accountants; or
(h)    agree, commit or authorize, in writing or otherwise, to take any of the foregoing actions.
9.3    Governmental Bonds and Guarantees.
(a)    Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Sellers or their Affiliates with any Governmental Authority or relating to the Conveyed Interests, including those set forth in Schedule 9.3(a) (the “Governmental Bonds”), are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Governmental Bonds to the extent such replacements are necessary (i) for Buyer’s ownership of the Conveyed Interests, and (ii) to permit the cancellation of the Governmental Bonds posted by Sellers or their Affiliates with respect to the Conveyed Interests; provided, however, that in the event the policy or procedure of any Governmental Authority will not allow for such act(s) to be performed prior to the Closing Date, then Buyer shall perform all actions permissible promptly following Closing. In addition, at or prior to Closing, Buyer shall deliver to Sellers evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Conveyed Interests.
(b)    The Parties shall cooperate with each other in order to cause Sellers or their Affiliates to be released, as of the Closing Date, from all guarantees, performance bonds, letters of credit, escrow accounts and other forms of financial assurance previously put in place by Sellers or their Affiliates with Third Parties that are not Governmental Authorities in connection with its ownership and operation of the Conveyed Interests and which are as set forth in Schedule 9.3(b) (the “Guarantees”). Without limiting the foregoing, if required by a counterparty to any Guarantee, Buyer shall use commercially reasonable efforts to provide, effective as of the Closing Date or such later date as may be required by such counterparty, substitute guarantee or similar arrangements for all periods covered by the Guarantees, which guarantee or similar arrangements shall (i) constitute a type of security and (ii) be provided by a party whose creditworthiness is, in each case, equivalent to or better than that required by the counterparty to such Guarantee. Notwithstanding anything in this Agreement to the contrary, any cash placed in escrow by Sellers or any Affiliate of Sellers pursuant to the Guarantees must be returned to Sellers as soon as practicable and shall be deemed an Excluded Asset for all purposes hereunder.
(c)    In the event that any counterparty to any such Guarantee does not release Sellers or any of their Affiliates or in the event that any Governmental Authority does not permit the cancellation of any Governmental Bond posted by Sellers and/or any Affiliate of Sellers with respect to the Conveyed Interests, then, from and after Closing, Buyer shall indemnify Sellers or any Affiliate of Sellers, as applicable, against all amounts incurred by Sellers or any Affiliate of Sellers, as applicable, under such Guarantee or such Governmental Bond (and all costs incurred in connection with such Guarantee or such Governmental Bond) if applicable to the Conveyed Interests acquired by Buyer.
9.4    Record Retention. Buyer shall and shall cause its successors and assigns to, for a period of six months following Closing, (i) retain the Records, (ii) provide each Seller and each Seller’s respective Affiliates and its and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Sellers’ expense, and (iii) provide Sellers, their respective Affiliates and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Sellers’ expense. At the end of such six-month period and prior to destroying any of the Records, Buyer shall notify each Seller in writing in advance of such destruction and provide Sellers a reasonable opportunity to copy any or all of such Records at Sellers’ expense. For the avoidance of doubt, Buyer has the right, but not the obligation, to destroy any of the Records after such six-month period.
9.5    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Sellers contained in this Agreement, Sellers shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter arising after the Execution Date which, if known as of the Execution Date, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled, the Schedules to Sellers’ representations and warranties contained in this Agreement shall be deemed to include only that information contained in the Schedules on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if (a) any such information disclosed on such supplement after the Execution Date causes a condition to Closing set forth in Article X to fail, (b) Buyer elects to proceed with the Closing notwithstanding such failure of a condition set forth in Article X, and (c) the Closing occurs, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived, and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise. Buyer shall have the continuing right until Closing to supplement or amend Schedule 8.12 with respect to any matter arising after the Execution Date which, if known as of the Execution Date, would have been required to be set forth or described in such Schedule, and such supplement and amendment shall be effective for all purposes of this Agreement.
9.6    Suspense Funds. Notwithstanding anything to the contrary in this Agreement, Buyer shall, from and after the Closing Date, assume and fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities arising from, based upon, related to or associated with the payment of all proceeds from sales of Hydrocarbons relating to the Conveyed Interests and payable to owners of royalties, overriding royalties and other similar interests or Burdens (in each case) that are held by Sellers in suspense.
9.7    Successor Operator. While Buyer acknowledges that it desires to succeed Sellers as operator of those Properties or portions thereof that such Seller may presently operate, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of such Properties because the Properties or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Upon Buyer’s request, Sellers shall use commercially reasonable efforts to support Buyer’s efforts to be named as successor operator to the Properties which such Seller operate.
9.8    Midstream Agreements. As to each of the Contracts described on Schedule 9.8 (such Contracts, the “Midstream or Marketing Agreements”), from the date hereof until Closing, Sellers and Buyer shall, and each Seller shall cause their respective Affiliates to, use their commercially reasonable efforts to obtain (a) any consents to assignment required under the Midstream or Marketing Agreements, and (b) novations of the Midstream or Marketing Agreements and such other Contracts from Sellers or its Affiliates to Buyer with respect to any obligations or Liabilities related to or arising from the Midstream or Marketing Agreements and such other Contracts. In connection with such efforts, the Parties hereby acknowledge and agree that for the purposes of Buyer’s obligations under this Section 9.8, “commercially reasonable efforts” shall include Buyer agreeing to post (or causing a parent or Affiliate to post) with respect to the Midstream or Marketing Agreements and other Contracts described on Schedule 9.8 the credit support required or requested to be posted by the counterparties to the Midstream or Marketing Agreements and other Contracts described on Schedule 9.8.
9.9    Listing of the Stock Consideration; Form S-3. SilverBow shall, in accordance with the requirements of the NYSE, file with the NYSE a subsequent listing application covering the Stock Consideration and shall use its reasonable best efforts to cause the Stock Consideration to be approved for listing on the NYSE prior to the Closing, subject to official notice of issuance. Prior to the Closing, SilverBow and Buyer shall use their reasonable best efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause SilverBow to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form).
9.10    Hedging Matters.
(a)    At Closing, Buyer and Sellers shall novate the Seller Hedges to Buyer pursuant to the Novation Agreements (including, with respect to Buyer, entering into an ISDA Master Agreement with each Assumed Hedge Counterparty). Sellers covenant and agree to cooperate with Buyer and the Assumed Hedge Counterparty and each Transferring Hedge Counterparty to cause the assignment of the Seller Hedges to Buyer at Closing; provided that Sellers shall not be obligated to incur any out-of-pocket expenses in connection therewith. Buyer shall bear sole responsibility for any fees associated with restructuring the Seller Hedges, as well as for any and all Hedge Transfer Fees.
(b)    Buyer shall accept a novation from Sellers of all of Seller Hedges and shall assume all obligations and liabilities attributable thereto pursuant to documentation required by the Assumed Hedge Counterparty and each Transferring Hedge Counterparty, and Sellers shall assign the Seller Hedges to Buyer at Closing; provided that, for the avoidance of doubt, if Sellers, Buyer, the Assumed Hedge Counterparty or any Transferring Hedge Counterparty fail to agree on a form of Novation Agreement or fail to effect the assignment or novation of any of the Seller Hedges to Buyer at Closing, for any reason, Sellers shall have the right to terminate all such Seller Hedges, (i) all Liabilities associated with the termination of such Seller Hedges, including the associated termination costs and any Hedge Losses will be allocated to Buyer, and Seller shall receive an upward adjustment to the Purchase Price equal to all such termination costs (including any Hedge Losses) and Buyer shall promptly pay, and hereby agrees to indemnify and hold harmless Seller from and against, any and all Liabilities, including Hedge Losses, suffered and out-of-pocket expenses incurred by Seller resulting from or attributable to the termination of such Seller Hedges, and (ii) Buyer shall be entitled to any Hedge Gains associated with the termination of all such Seller Hedges. Any fees payable in connection with the assignment or novation of such Seller Hedges to Buyer at Closing shall be paid by Buyer.
9.11    Preparation of Proxy Statement.
(a)    As promptly as practicable after the Execution Date, SilverBow shall file a proxy statement related to the transactions contemplated hereby with the SEC (as amended from time to time, the “Proxy Statement”). Without limitation, in the Proxy Statement, SilverBow shall (i) seek (A) to approve the issuance of more than 20% of SilverBow’s outstanding common stock pursuant to the rules of the NYSE (the “NYSE Proposal”), and (B) any other proposals reasonably agreed by SilverBow and Sellers to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (B), together, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the requirements of the United States federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”). When filed, the Proxy Statement will comply in all material respects with Federal Securities Laws. Sellers shall provide to SilverBow as promptly as practicable all information concerning Sellers, their Affiliates and the Conveyed Interests that may be required by the Federal Securities Laws for inclusion in the Proxy Statement (collectively, the “Required Proxy Information”) or any other filing required to be made by SilverBow (including, for the avoidance of doubt, any Current Report on Form 8-K that is required to be filed by SilverBow in connection with the Closing); provided, however, that SilverBow shall not use any such information for any purposes other than those contemplated by this Agreement unless: (i) SilverBow obtains the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed) to such use; (ii) to the extent that use of such information is required to avoid violation of applicable Law or (iii) to the extent that the use of such information is required in connection with the Financings.
(b)    Each of Sellers and SilverBow shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and any other filing required by the Federal Securities Laws to be filed by SilverBow in connection with the transactions contemplated hereby; provided, however, that SilverBow shall furnish such preliminary Proxy Statement or such filing to Sellers and give Sellers and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement or such filing prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Sellers in connection therewith. SilverBow shall promptly notify Sellers of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Sellers as promptly as reasonably practicable copies of all written correspondence between SilverBow or any representative of SilverBow and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, SilverBow and Sellers shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to the comments of the SEC. SilverBow shall provide Sellers and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Sellers in connection therewith. Sellers and SilverBow shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by SilverBow and Sellers, SilverBow shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed, at SilverBow’s expense (including by electronic delivery if permitted) as promptly as practicable thereafter to its stockholders of record, as of the record date established by the board of directors of SilverBow (the “SilverBow Board”). If at any time prior to receipt of Stockholder Approval, any information should be discovered by Sellers or SilverBow that should be set forth in an amendment or supplement to the Proxy Statement, so that such Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement.
9.12    Stockholders Meeting. SilverBow shall: (i) take all action necessary under applicable Law and its Organizational Documents to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) to seek the Stockholder Approval, which Stockholders Meeting will be held as promptly as reasonably practicable following the date that the Proxy Statement is mailed to SilverBow’s stockholders; and (ii) submit the Transaction Proposals to, and use its commercially reasonable efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the Stockholders Meeting. SilverBow shall, through the SilverBow Board, recommend to its stockholders that they vote in favor of the

Transaction Proposals (the “SilverBow Board Recommendation”), and, subject to the following sentence, SilverBow shall include the SilverBow Board Recommendation in the Proxy Statement. The SilverBow Board shall not (and no duly authorized committee thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, in a manner adverse to Sellers, the SilverBow Board Recommendation (a “Change in Recommendation”); provided that the SilverBow Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach of its fiduciary duties to SilverBow’s stockholders under applicable Law. Any Change in Recommendation shall not invalidate the approval of this Agreement by the SilverBow Board. SilverBow agrees that it will establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there has been any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SilverBow may adjourn the Stockholders Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the SilverBow Board has determined in good faith is required by applicable Law is provided to SilverBow’s stockholders, (2) if as of the time for which the Stockholders Meeting is scheduled there are insufficient shares of SilverBow Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders Meeting, or (3) in order to solicit additional proxies from stockholders of SilverBow in favor of the adoption of each of the Transaction Proposals if the proxies then received are insufficient to obtain Stockholder Approval; provided that, in the event of an adjournment pursuant to foregoing clauses, the Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved provided further, that unless otherwise agreed to by the Parties, the Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that the Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (1) or (2) exist, and the Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (3) exist); and provided further that the Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Termination Date. If requested by the Sellers, SilverBow shall promptly provide Sellers with all voting tabulation reports relating to the Stockholders Meeting that have been prepared by SilverBow or SilverBow’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Sellers reasonably informed regarding the status of the solicitation and any material oral or written communications from or to SilverBow’s stockholders with respect thereto.
9.13    Financing Cooperation.
(a)    Sellers agree to, and shall use commercially reasonable efforts to cause their respective Affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives to provide such assistance as is reasonably requested by Buyer Parties with reasonable prior notice in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Buyer Parties to the extent deemed necessary or advisable by Buyer to fund any portion of the Adjusted Purchase Price (“Financings”) (provided that such requested assistance does not unreasonably interfere with the ongoing business or operations of Sellers or any of their respective Affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives), including, without limitation:
(i)    solely with respect to the Conveyed Interests, reasonably assisting with (and providing information for) the preparation of materials for bank information memoranda, marketing materials, rating agency presentations and similar documents in each case to the extent required or advisable in connection with the Financings;
(ii)    solely with respect to the Conveyed Interests, providing prior lease operating statements and other similar information prepared in Sellers’ or their respective Affiliates’ ordinary course of business relating to the Conveyed Interests and all updates thereto made in Sellers’ ordinary course of business;
(iii)    providing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;
(iv)    providing reasonable requested information to support Buyers’ review of disclosure schedules relating to the Conveyed Interests in connection with the Financings for completeness and accuracy;
(v)    obtaining and providing customary reserve engineers’ and accountants’ comfort reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor in connection with the Requisite Financial Statement Information reasonably requested by Buyer Parties;
(vi)    solely with respect to the Conveyed Interests, reasonably facilitating the granting of a security interest (and perfection thereof) in such Conveyed Interests that will be collateral under the Financings; provided, that no security interest shall be effective on or after Closing; and
(vii)    providing customary available title documents, information (including title opinions, reserve reports, loss operating statements and drilling and title opinions) and customary financial statements prepared in accordance with GAAP.
(b)    Notwithstanding anything to the contrary contained in this Section 9.13, nothing in this Section 9.13 shall require any such cooperation to the extent that it would (A) require Sellers or their respective Affiliates or any of their respective Representatives, as applicable, to agree to pay any commitment or other similar fees or reimburse any expenses, or incur any liability or give any indemnities or otherwise commit to take any similar action, (B) require Sellers or their respective Affiliates or any of their respective Representatives to provide any information that is not reasonably available to Sellers or such Representative, (C) require Sellers or their respective Affiliates or any of their respective Representatives to take any action that will conflict with or violate such Persons’ Organizational Documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party, result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the Financings, or (D) cause (or could reasonably likely cause) any representation or warranty in this Agreement to be breached, or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement. Except in the case of willful misconduct or fraud (as determined in a final, non-appealable judgment of a court of competent jurisdiction), all of the information provided by Sellers and their Affiliates and each of their respective Representatives pursuant to this Section 9.13 is given without any representation or warranty, express or implied, and Seller and each of their respective Affiliates and Representatives shall have no liability or responsibility with respect thereto. Buyer shall, promptly upon request by Seller, reimburse Sellers and their respective Affiliates and each of their respective Representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 9.13 (including legal and accounting fees); and shall indemnify and hold harmless Sellers and their respective Affiliates and each of their respective Representatives from and against any and all liabilities suffered or incurred by such Persons arising from the cooperation provided by such Persons pursuant to this Section 9.13 (other than to the extent such liabilities arise from the fraud, willful misconduct or gross negligence of Sellers or their respective Affiliates as determined in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith.
(c)    Notwithstanding anything in this Agreement to the contrary (i) Sellers shall not be deemed to be in breach of the covenants set forth in this Section 9.13 so long as Sellers have acted in good faith to comply with the cooperation and assistance set forth herein, (ii) it is understood and agreed that the condition precedent set forth in Section 10.2, solely as applied to Sellers’ obligations under this Section 9.13, shall be deemed to be satisfied unless the Financings, if any, have not been obtained as a direct result of Sellers’ knowing and intentional breach of any material obligation under this Section 9.13, and (iii) in no event will Buyer’s obligations hereunder be contingent or conditioned upon obtaining the Financings or other arrangement for financing, and the failure of Buyer to obtain any portion of the Financings shall not be used by Buyer as a basis to (A) terminate this Agreement pursuant to Article XIV or prevent the consummation of the transactions contemplated herein, or (B) assert failure of a condition to Closing to be satisfied.
9.14    Financial Statement Assistance.
(a)    Sellers shall (a) prepare and deliver to Buyer (i) audited consolidated balance sheets and related statements of income and cash flows of the Conveyed Interests at and for the years ended December 31, 2020 and December 31, 2021, together with the related executed audit opinion of the independent public accountants of Sellers (the “Seller Audited Financial Statements”), as promptly as reasonably practical and will use commercially reasonable efforts to deliver the Seller Audited Financial Statements no later than April 20, 2022, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Conveyed Interests at and for the fiscal quarters ended March 31, 2021 and March 31, 2022 (the “Seller First Quarter Financial Statements”), as promptly as practical and, (x) if required to be filed by Buyer under the Securities Act, the Exchange Act or any other Federal Securities Law, no later than May 15, 2022, or (y) otherwise, May 30, 2022, (iii) unaudited consolidated balance sheets and related statements of income and cash flows of the Conveyed Interests at and for (A) each subsequent fiscal quarter that ends prior to the Effective Time and the corresponding fiscal quarter of 2021 and (B) for any period between the end of a fiscal quarter and the Effective Time (the “Additional Seller Financial Statements” and, together with the Seller Audited Financial Statements and the Seller First Quarter Financial Statements, the “Seller Financial Statements”), as promptly as reasonably practical (and in no event no later than 40 days following the end of such fiscal quarter or the Effective Time, as applicable), and (iv) reserve reports covering the Conveyed Interests and issued by an independent reserve engineer updated as of December 31, 2020 and December 31, 2021, as promptly as reasonably practical (and in no event later than April 15, 2022). The Seller Financial Statements will be prepared in accordance with GAAP applied on a consistent basis during the periods involved and will present fairly in all material respects the financial position, results of operations and cash flows of the Conveyed Interests as of the dates and for the periods indicated therein.
(b)    Sellers acknowledge that Buyer Parties or their respective Affiliates may be required to include the Seller Financial Statements and other financial information (together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented, and to the extent required to be presented in any pro forma financial statements of Buyer that include pro forma adjustments with respect to Sellers or the Conveyed Interests, the “Requisite Financial Statement Information”), to comply with Buyer Parties’ financial reporting and securities Laws reporting requirements pursuant to Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of one or more registration statements under the Securities Act, the filing of periodic reports or proxy statements under the Securities Exchange Act of 1934, as amended, or one or more offerings of securities under Rule 144A of the Securities Act. At Buyer’s request, from and after the Execution Date and until July 19, 2023, Sellers shall use commercially reasonable efforts to, at Buyer’s sole cost and expense, provide Buyer (or its applicable Affiliate or assignee) and its auditor or reserve engineers such information and records and reasonable access during normal business hours to such information and records (to the extent that such information is available) and personnel of Sellers and its respective Affiliates and use commercially reasonable efforts to, at Buyer’s sole cost and expense, provide reasonable access during normal business hours to Sellers’ (or their respective Affiliates’) accounting firm and reserve engineers, in each case, as Buyer (or its applicable Affiliate or assignee) may reasonably request to enable Buyer (or its applicable Affiliate or assignee) and its auditor, reserve engineers, and its representatives, to create and audit the Requisite Financial Statement Information. Notwithstanding anything to the contrary, the assistance to be provided to Buyer pursuant to this Section 9.14 shall not interfere with Sellers’ or any of their respective Affiliates’ ability to prepare its own financial statements, conduct their business in the ordinary course or otherwise, or to take any actions necessary for the wind-up of any Seller and shall be made available during Sellers’ or their respective Affiliates’ normal business hours. Sellers shall not be required to deliver or cause the delivery of any legal opinions or make any representations in connection with such cooperation described herein and such cooperation shall not require Sellers to take any action that Sellers reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.
(c)    Sellers agree to provide written consent and to use commercially reasonable efforts to cause their auditors and reserve engineers to provide their written consent for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of Buyer Parties or any of their respective Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act, as amended.
(d)    All of the information provided by Sellers pursuant to this Section 9.14 is given without any representation or warranty, express or implied, and no Seller shall have any liability or responsibility with respect thereto. Notwithstanding anything to the contrary in this Agreement, Buyer shall promptly reimburse Sellers for all reasonable and documented out-of-pocket costs and expenses incurred by Sellers in complying with this Section 9.14 (including legal and accounting fees).
(e)    Buyer shall indemnify, defend and hold harmless Sellers, their respective Affiliates, Sellers’ and each of their Affiliates’ respective directors, managers, officers, stockholders, partners, members, employees and representatives, and each of their respective heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any losses imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of Third Party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or use by Buyer, any of its Affiliates or Representatives of the Requisite Financial Statement Information or any information utilized in connection with the preparation or audit of the Requisite Financial Statement Information or otherwise pursuant to this Section 9.14 to the fullest extent permitted by applicable Law, in each case, except to the extent such losses arise from the fraud, willful misconduct or gross negligence of Sellers or their respective Affiliates as determined in a final, non-appealable judgment of a court of competent jurisdiction and the foregoing obligations shall survive termination of this Agreement.
9.15    Accounting Services. Sellers and their respective Affiliates shall provide accounting activities and services to Buyer with respect to the Conveyed Interests pertaining to any production month prior to the month in which Closing occurs, and the production month during which Closing occurs if Closing does not occur on the first day of a month, including (a) collecting revenue from sales of Hydrocarbons, (b) calculating, filing and paying related production Taxes on such revenues, (c) paying Burdens/distributing revenue to owners (working and royalty interest holders), and (d) paying invoices for work performed or services received during such production months and, unless otherwise agreed to in writing by the Parties, all Contracts between Sellers and any of Sellers’ respective Affiliates with respect to the Conveyed Interests shall not terminate until Sellers’ activities with respect to production, and sales that occurred prior to the Closing Date have been completed after the Closing Date (the “Transition Services”); provided, however, that from and after the date that is 60 days after the Closing Date, Sellers and Buyer shall use commercially reasonable efforts to transition the then-remaining responsibilities for accounting activities pertaining to any production month from and after the Effective Time under this Section 9.15 to Buyer; and, provided, further, that Sellers’ responsibility for accounting activities pertaining to any production month from and after the Effective Time under this Section 9.15 shall terminate on the date that is 90 days after the Closing Date (such period, the “Transition Period”). Sellers will perform the accounting activities in a manner that is in all material respects substantially similar in nature, timing and quality to the manner in which such activities were previously performed by Sellers in their capacity as owners of the Conveyed Interests prior to the Closing Date, and Sellers shall have no obligation to perform such activities in a manner substantially different from or that Sellers did not provide to or perform with respect to the Conveyed Interests for their own accounts immediately prior to the Closing. Buyer shall pay Sellers for such services an amount equal to the product of $200,000 multiplied by the number of months (prorated for partial months) during the Transition Period.
9.16    Voting Agreement. SilverBow and SVMF 71 LLC, a Delaware limited liability company and its affiliates (“SVP”) have entered into that certain Voting Agreement, dated as of the Execution Date (the “Voting Agreement”) a copy of which is attached as Exhibit H. The Buyer Parties agree that the Buyer Parties shall not amend, otherwise modify or terminate the Voting Agreement without the prior written consent of Sellers, which consent may be withheld in Sellers’ sole discretion.
ARTICLE X
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for in this Agreement are subject, at the option of Buyer, to the fulfillment by Sellers or waiver by Buyer, on or prior to Closing of each of the following conditions precedent:
10.1    Representations
. The representations and warranties of Sellers set forth in Article VII were true and correct as of the Execution Date and shall be true and correct (in each case, without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

10.2    Performance. Sellers shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Sellers is required prior to or at the Closing Date.
10.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
10.4    Title Defects, Environmental Defects, Preferential Purchase Rights and Consents. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible and other limitations set forth in Section 5.3(i) or Section 6.1(e), as applicable, the sum of: (a) all Title Defect Amounts asserted by Buyer in good faith and agreed to by the Parties prior to the Closing or if not so agreed prior to Closing, as finally determined pursuant to Section 14.4, plus (b) all Remediation Amounts asserted by Buyer in good faith with respect to any Environmental Defect Property and agreed to by the Parties prior to the Closing or if not so agreed prior to Closing, as finally determined pursuant to Section 14.4, unless such Environmental Defect Property is an Applicable Environmental Defect Property excluded from the transaction in accordance with Section 6.1(c), plus (c) the Allocated Value of any Conveyed Interest excluded from the transaction pursuant to Section 5.3(c)(ii) or Section 6.1(c)(ii), plus (d) the Allocated Value of any Conveyed Interests excluded from the transaction in accordance with the provisions hereof due to the failure to obtain any Required Consent, plus (e) the Allocated Value of any Conveyed Interests excluded from the transaction in accordance with Section 5.6 due to exercised or unwaived Preferential Purchase Rights, shall be less than Forty-Eight Million Dollars ($48,000,000).
10.5    Closing Deliverables. Sellers shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 12.3.
10.6    Stockholder Approval. The Stockholder Approval shall have been obtained.
ARTICLE XI
SELLERS’ CONDITIONS TO CLOSING
The obligations of Sellers to consummate the transactions provided for in this Agreement are subject, at the option of Sellers, to the fulfillment by Buyer or waiver by Sellers, on or prior to Closing of each of the following conditions precedent:
11.1    Representations. The representations and warranties of Buyer set forth in Article VIII (a) that are qualified by materiality qualifiers shall be true and correct in all respects (such qualifiers in their terms shall be applicable for purposes of this Section 11.1), and (b) that are not qualified by materiality qualifiers shall be true and correct in all material respects, in each case, on and as of the Execution Date and the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
11.2    Performance. Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
11.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
11.4    Title Defects, Environmental Defects and Consents. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible and other limitations set forth in Section 5.3(i) or Section 6.1(e), as applicable, the sum of: (a) all Title Defect Amounts asserted by Buyer in good faith and agreed to by the Parties prior to the Closing or if not so agreed prior to Closing, as finally determined pursuant to Section 14.4, plus (b) all Remediation Amounts asserted by Buyer in good faith with respect to any Environmental Defect Property and agreed to by the Parties prior to the Closing or if not so agreed prior to Closing, as finally determined pursuant to Section 14.4, unless such Environmental Defect Property is an Applicable Environmental Defect Property excluded from the transaction in accordance with Section 6.1(c), plus (c) the Allocated Value of any Conveyed Interest excluded from the transaction pursuant to Section 5.3(c)(ii) or Section 6.1(c)(ii), plus (d) the Allocated Value of any Conveyed Interests excluded from the transaction in accordance with the provisions hereof due to the failure to obtain any Required Consent, plus (e) the Allocated Value of any Conveyed Interests excluded from the transaction in accordance with Section 5.6 due to exercised or unwaived Preferential Purchase Rights, shall be less than Forty-Eight Million Dollars ($48,000,000).
11.5    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 12.3.
11.6    Listing of Stock Consideration. The Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.
11.7     Stockholder Approval. The Stockholder Approval shall have been obtained.
ARTICLE XII
CLOSING
12.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Sellers and the purchase by Buyer of the Conveyed Interests pursuant to this Agreement (the “Closing”) shall occur on July 19, 2022, or such other date as Buyer and Sellers may agree upon in writing (the “Scheduled Closing Date”). The date on which the Closing actually occurs shall be the “Closing Date.”
12.2    Place of Closing. Closing shall be conducted electronically and remotely or at such other location as Buyer and Sellers may agree upon in writing.
12.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    each Seller and Buyer shall execute, acknowledge, and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Conveyed Interests are located;
(b)    each Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

(c)    Buyer shall deliver to Sellers, to the accounts designated in writing by Sellers, by direct bank or wire transfer in same day funds, the cash portion of the Closing Payment;
(d)    Buyer and Sellers shall execute and deliver joint instructions to the Escrow Agent authorizing the Escrow Agent to pay the Deposit to Sellers;
(e)    Buyer shall deliver, by direct bank or wire transfer in same day funds, to the Escrow Agent any amounts to be deposited into escrow pursuant to Section 3.6(b);
(f)    Sellers shall execute and deliver, on forms supplied by Buyer and reasonably acceptable to Sellers, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Conveyed Interests from and after the Effective Time, for delivery by Buyer to the purchasers of production;
(g)    each Seller shall deliver either (i) an executed certificate of non-foreign status of such Seller (or its regarded owner, if such Seller is an entity disregarded as separate from its owner for federal income Tax purposes) that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2) or (ii) an executed IRS Form W-9 of such Seller;
(h)    to the extent required under any Law or Governmental Authority, Sellers and Buyer shall deliver state change of operator forms designating Buyer as the operator of the Conveyed Interest;
(i)    an authorized officer of each Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer;
(j)    an authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Sellers;
(k)    Buyer shall deliver any instruments and documents required by Section 9.3, or evidence of replacement of such items;
(l)    Sellers shall deliver a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, if any, in each case, securing indebtedness for borrowed money made by such Seller or such Seller’s Affiliates affecting the Conveyed Interests;
(m)    Buyer shall deliver (and SilverBow shall issue and cause Buyer to deliver) to Seller evidence of issuance of an aggregate number of shares of SilverBow Common Stock equal to the Stock Consideration free and clear of all Encumbrances and restrictions other than restrictions imposed by applicable securities Laws to Seller credited to book-entry accounts maintained by the Transfer Agent of SilverBow;
(n)    SilverBow, Sellers (or each Designee of Sellers), and any other Persons party thereto will execute and deliver a Registration Rights Agreement relating to the Stock Consideration, substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”);

(o)    (A) an acknowledgement by the Transfer Agent that (1) the Transfer Agent has, at the instruction of SilverBow, created a book-entry account for Sellers (or, as applicable, its Designees) and credit Sellers’ (or, as applicable, Sellers’ Designees) account with the number of shares of SilverBow Common Stock equal to the Stock Consideration and (2) the shares of SilverBow Common Stock equal to the Stock Consideration to Sellers or, as applicable, their Designees in the amount set forth in the written notice delivered pursuant to Section 3.3(e) have been issued to such account and (B) a copy of the issuance instructions from SilverBow to the Transfer Agent in accordance with resolutions by the SilverBow Board authorizing and issuing the Stock Consideration;
(p)    evidence reasonably satisfactory to Sellers that SilverBow shall have (A) filed a supplemental listing application with the NYSE with respect to the issuance of the Stock Consideration and (B) the shares of SilverBow Common Stock have been approved and authorized for listing on the NYSE;
(q)    subject to the terms of Section 9.10(b), Seller and Buyer shall execute counterparts of each Novation Agreement duly executed by the Assumed Hedge Counterparty and each Transferring Hedge Counterparty with respect to each Assumed Hedge; and
(r)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed or delivered at Closing or reasonably necessary to effectuate the transactions contemplated by this Agreement.
12.4    Records. In addition to the obligations set forth under Section 12.3 above, but notwithstanding anything in this Agreement to the contrary, no later than 15 Business Days following the Closing Date, Sellers shall make available to Buyer the Records in their current form and format as maintained by Sellers as of the Effective Time, for pickup from Sellers’ offices during normal business hours; provided that Sellers may retain written or electronic copies of the Records; provided further that Sellers shall not be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of the Records pursuant to this Section 12.4.
ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII and, if applicable, Buyer’s rights under any indemnity agreement executed pursuant to Section 5.3(c)(iv), Section 6.1(c)(iii), or Article VI for Disputed Environmental Matters pending after Closing during the period such matters are Disputed Environmental Matters, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with (a) the Conveyed Interests (including the use or ownership thereof), or (b) operation of the Properties, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including, without limitation, obligations to (i) furnish makeup gas or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts; (ii) pay royalties, overriding royalties, other Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those funds held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(vii)); (iii) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (iv) Decommission the Conveyed Interests (the “Decommissioning Obligations”), including those wells that are required by Law, any Governmental Authority, or agreements to be plugged and abandoned as of the Effective Time; (v) clean up, restore or Remediate the premises covered by or related to the Conveyed Interests in accordance with applicable Leases, Surface Interests, Applicable Contracts and Laws; (vi) perform all obligations applicable to or imposed by the Applicable Contracts, or as required by any Law; (vii) all Environmental Conditions, Environmental Defects and Buyer’s Environmental Liabilities; and (viii) collecting any accounts receivable transferred to Buyer; (all of said obligations and Liabilities, the “Assumed Obligations”); provided, however, that Buyer does not assume any obligations and Liabilities to the extent they are attributable to or arise from (A) the matters set forth in clauses (iii), (v), (vii) and (viii) of the definition of Specified Obligations, and (B) the Excluded Assets, which shall be excluded from the Assumed Obligations.
13.2    Indemnities of Sellers. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8, Sellers shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)    any breach by Sellers of their representations or warranties contained in Article VII from and after Closing;
(b)    any breach by Sellers of their covenants and agreements under this Agreement from and after Closing; or
(c)    the Specified Obligations and the Excluded Assets.
13.3    Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Sellers and their Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:
(a)    any breach by Buyer of its representations or warranties contained in Article VIII from and after Closing;
(b)    any breach by Buyer of its covenants and agreements under this Agreement from and after Closing; or
(c)    the Assumed Obligations.
13.4    Limitation on Liability.
(a)    Sellers shall not have any liability for any indemnification under Section 13.2, (i) for any individual Liability unless the amount with respect to such Liability exceeds $125,000, and (ii) until and unless the aggregate amount of all Liabilities exceeding the threshold described in clause (i) above and for which Claim Notices are delivered by Buyer or Sellers, as applicable, exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that any breach of a Specified Representation or the representations in Section 7.11 shall not be limited by this Section 13.4(a).

(b)    Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be required to indemnify Buyer (i) under Section 13.2(a) or Section 13.2(c) (other than a breach of a Specified Representation or the representations in Section 7.11) for aggregate Liabilities in excess of an amount equal to Thirty-Two Million Dollars ($32,000,000) or (ii) for aggregate Liabilities in excess of Three Hundred Twenty Million Dollars ($320,000,000).
(c)    Sellers shall not be required to indemnify Buyer under Section 13.2(a) with respect to any breach by Sellers of any representation or warranty set forth in Section 7.11(a) to the extent the applicable Liabilities are attributable to any Asset Tax allocable to Buyer under Section 15.2.
13.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 4.1(c), SECTION 4.1(d), SECTION 4.3, and SECTION 5.5, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED OBLIGATIONS AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, EXCEPT TO THE EXTENT ANY SUCH LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES AROSE OR RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”
13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, subject to Article VI for Disputed Environmental Matters pending after Closing during the period such matters are Disputed Environmental Matters, from and after Closing, Section 4.1(c), Section 5.2, Section 5.5, Section 9.3, Section 13.2, Section 13.3 and Section 15.19, the Special Warranty set forth in the Assignment, the covenants that are to be performed after Closing by the express terms thereof, and any indemnity agreement executed pursuant to Section 5.3(c)(iv) or Section 6.1(c)(iii) contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 4.1(c) or Section 13.2, any indemnity agreement executed pursuant to Section 6.1(c)(iii) and the Special Warranty in the Assignment, and subject to Article VI for Disputed Environmental Matters pending after Closing during the period such matters are Disputed Environmental Matters, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Sellers and their Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents, advisors, and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of (a) this Agreement, (b) the transactions contemplated by this Agreement, the ownership, or (c) except for any item excluded from the Assumed Obligations pursuant to Section 13.1, use or operation of any of the Conveyed Interests prior to Closing or the condition, quality, status or nature of any of the Conveyed Interests prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Sellers or any of their Affiliates (except as provided in Section 5.4).
13.7    Indemnification Procedures. All claims for indemnification under Section 4.1(c), Section 5.5, Section 9.3, Section 13.2 and Section 13.3 shall be asserted and resolved as follows:
(a)    For purposes of Section 4.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or other Person(s) with respect to such Liabilities pursuant to Section 4.1(c) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or other Person(s) having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 4.1(c) or this Article XIII.
(b)    To make a claim for indemnification under Section 4.1(c), Section 5.5, Section 9.3, Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 4.1(c), Section 5.5, Section 9.3, Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached. Notwithstanding anything in this Agreement to the contrary, no indemnified Person other than Sellers or Buyer shall have any rights against either Sellers or Buyer under the terms of Section 4.1(c), Section 5.5, Section 9.3, Section 13.2 or Section 13.3, except as may be exercised on its behalf by Buyer or Sellers, as applicable, pursuant to this Section 13.7.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided that the Indemnified Party shall not be required to bring any counter-claim or cross-claim. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the

Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially or adversely affects the Indemnified Party (other than solely as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii).
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to dispute the claim for such Liabilities.
13.8    Survival.
(a)    The representations and warranties of Sellers in Article VII (other than (i) the representations in Section 7.11, (ii) the Specified Representations, and (iii) the Special Warranty in the Assignment), the covenants and agreements of the Parties in Section 9.1 and Section 12.4, and any other covenants and agreements of the Parties that are to be performed on or before the Closing, shall survive the Closing and in each case terminate on the date that is 12 months following the Closing Date. The Specified Representations shall survive the Closing and terminate on the date that is four years following the Closing Date. The representations and warranties set forth in Section 7.11, the covenants set forth in Section 15.2 and any other covenant to be performed after Closing shall survive Closing until 30 days after the expiration of the applicable statute of limitations. The Special Warranty shall terminate as of the expiration of the Survival Period. Subject to the foregoing and as set forth in Section 13.8(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Sellers’ indemnities set forth in Section 13.2(c) and Buyer’s indemnities set forth in Section 5.5(a), Section 9.3(c) and Section 9.10(b) shall terminate 12 months after the Closing. Buyer’s indemnity set forth in

Section 4.1(c), Section 9.13(b), Section 9.14(e) and Section 13.3(c) shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 13.2(a) through Section 13.2(c) or Section 13.3(a) and Section 13.3(b) prior to the date of termination for such indemnity.
13.9    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Sellers or Buyer, or their respective Affiliates, any lost profits (except to the extent constituting direct damages) or special, indirect, consequential, punitive, exemplary, remote or speculative damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party that is entitled to indemnification in accordance with this Article XIII, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Sellers, on behalf of each of the Seller Indemnified Parties, waive any right to recover lost profits (except to the extent constituting direct damages) or special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
13.10    Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement set forth in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.11    Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties are entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by Buyer or Sellers, as applicable, realized by Buyer or Sellers, as applicable.
13.12    Disclaimer of Application of Anti-Indemnity Statutes. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF ANY ANTI-INDEMNITY STATUTE RELATING TO OILFIELD SERVICES AND ASSOCIATED ACTIVITIES SHALL NOT BE APPLICABLE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1    Right of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to Closing by delivery of written notice to the other Party:
(a)    by the mutual prior written consent of Sellers and Buyer;
(b)    by either Sellers or Buyer if Closing has not occurred on or before September 2, 2022 (the “Outside Termination Date”) (or such later date as agreed to in writing by Sellers and Buyer);
(c)    by either Sellers or Buyer by written notice to the other, if the Stockholder Approval shall not have been obtained upon a vote at a duly held Stockholders Meeting, or at any adjournment or postponement thereof; provided that neither SilverBow nor Buyer shall be permitted to terminate this Agreement pursuant to this Section 14.1(c) if the failure to obtain such Stockholder Approval is caused by or results from the material breach of any provisions of this Agreement by SilverBow;
(d)    by Sellers by written notice to Buyer prior to a Stockholders Meeting where the Transaction Proposals are submitted to SilverBow’s stockholders, if a Change in Recommendation shall have occurred;
(e)    by Sellers, at Sellers’ option, if any of the conditions set forth in Article XI (other than Section 11.3, Section 11.4 or Section 11.7) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Sellers to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), and only to the extent such unsatisfied condition may be cured by Buyer, such condition remains unsatisfied for a period of 10 Business Days after Buyer’s receipt of written notice thereof from Seller;
(f)    by Buyer, at Buyer’s option, if any of the conditions set forth in Article X (other than Section 10.3, Section 10.4 or Section 10.6) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Buyer to Sellers specifying the reason such condition is unsatisfied (including any breach by Sellers of this Agreement), and only to the extent such unsatisfied condition may be cured by Sellers, such condition remains unsatisfied for a period of 10 Business Days after Sellers’ receipt of written notice thereof from Buyer;
(g)    by Buyer if the condition set forth in Section 10.4 is not satisfied on or before the Scheduled Closing Date or by Sellers if the condition set forth in Section 11.4 is not satisfied on the Scheduled Closing Date; or
(h)    by Sellers if Buyer has not delivered the Deposit into the Deposit Escrow Account on or prior to the date that is 2 Business Days after the Execution Date;
provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Section 14.1(b) through Section 14.1(h) above if such Party or its Affiliates are, at such time, in material breach of any provision of this Agreement, and provided further that in no event shall either Party be entitled to terminate this Agreement pursuant to Section 14.1(b) if Closing has not occurred because a forthcoming decision of the Closing Arbitrator will be determinative as to whether the Closing condition in Section 10.4 or Section 11.4, as applicable, has been satisfied, and after any such decision, as long as the Closing conditions, in the case of Buyer, in Article X, and in the case of Sellers, in Article XI, have been satisfied, such Party shall have no right to terminate this Agreement, and shall be obligated to proceed to Closing.
14.2    Effect of Termination.
(a)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Article I, Section 4.1(c) through Section 4.1(g), Section 4.2, Section 4.3, Section 13.9, this Section 14.2, Section 14.3, Article XV (other than Section 15.2(b) through Section 15.2(f), Section 15.6, Section 15.7 and Section 15.8) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.
(b)    If Sellers have the right to terminate this Agreement pursuant to Section 14.1(e) because a condition set forth in Section 11.1, Section 11.2 or Section 11.5 has not been satisfied, (i) all of the conditions in Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer) (unless the failure to satisfy such condition arises from the action or inaction by Buyer or any Buyer Indemnified Party), and (ii) Sellers are ready, willing and able to perform its obligations under Section 12.3, then, in such event, Sellers shall have the right to elect, in Sellers’ sole discretion, to (A) to seek all remedies available at Law or in equity, including specific performance by Buyer, or (B) terminate this Agreement pursuant to Section 14.1(e), and Sellers shall be entitled to the Deposit as liquidated damages, and not as a penalty, for such termination, and the Parties shall execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to deliver the Deposit (and any interest earned thereon) to Sellers, free and clear of any claims thereon by Buyer. Buyer agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Buyer further agrees that if any of the provisions of this Agreement are not performed by it in accordance with their specific terms, Sellers shall be entitled to specific performance of the terms hereof, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity. Buyer agrees to waive any requirement for the posting of a bond in connection with any equitable relief hereunder in favor of Sellers. If Sellers elect the remedy in clause (A) but such remedy is not awarded by courts of competent jurisdiction, Sellers shall be entitled to the remedy set forth in clause (B), in each case, in accordance with the terms and conditions set forth herein. The provision for payment of the Deposit in this Section 14.2(b) or the amounts set forth in Section 14.2(d), as applicable, as liquidated damages has been included because, in the event of a termination of this Agreement entitling Sellers to receive the Deposit (and any interest earned thereon) or the amounts set forth in Section 14.2(d), the actual damages to be incurred by Sellers can reasonably be expected to approximate the amount of liquidated damages called for in this Agreement and because the actual amount of such damages would be difficult if not impossible to measure accurately.
(c)    If Buyer has the right to terminate this Agreement pursuant to Section 14.1(f) because a condition set forth in Section 10.1, Section 10.2 or Section 10.5 has not been satisfied (i) all of the conditions in Article XI (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Sellers) (unless the failure to satisfy such condition arises from the action or inaction by Sellers or any Seller Indemnified Party), and (ii) Buyer is ready, willing and able to perform its obligations under Section 12.3, then, in such event, Buyer shall have the right to terminate this Agreement pursuant to Section 14.1(f), and Buyer shall be entitled, as its sole and exclusive remedy, to receive an amount equal to $3,200,000 (such amount, the “Termination Fee”) from Sellers as liquidated damages, and not as a penalty, and to receive the Deposit from the Deposit Escrow Account, and the Parties shall execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to deliver the Deposit (and any interest earned thereon) to Buyer, free and clear of any claims thereon by Sellers. Sellers shall pay the Termination Fee by wire transfer in immediately available funds to a bank account designated by Buyer within three (3) Business Days of such termination. The provision for payment of the Termination Fee as liquidated damages in this Section 14.2(c) has been included because, in the event of a termination of this Agreement entitling Buyer to receive the Termination Fee, the actual damages to be incurred by Buyer can reasonably be expected to approximate the amount of liquidated damages called for in this Agreement and because the actual amount of such damages would be difficult if not impossible to measure accurately.
(d)    If this Agreement is terminated by Sellers pursuant to Section 14.1(d), then within three (3) Business Days of such termination, Buyer and Sellers shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to (i) distribute to Sellers a portion of the Deposit equal to $3,200,000 as liquidated damages, and not as a penalty, and (ii) distribute to Buyer the remainder of the Deposit.

(e)    If this Agreement is terminated pursuant to Section 14.1 for any reason other than as set forth in Section 14.2(b) or Section 14.2(d), then Sellers and Buyer shall, within five Business Days of the date that this Agreement is terminated, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to return the Deposit and all interest having accrued thereto to Buyer free and clear of any claims thereon by Sellers.
14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall destroy or return to Sellers all title, engineering, geological and geophysical data, environmental assessments or reports, maps and other information furnished by or on behalf of Sellers to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Conveyed Interests, in each case, in accordance with the Confidentiality Agreement and, if Buyer elects to destroy any such information, an officer of Buyer shall certify the destruction of such information to Sellers in writing.
14.4    Disputed Closing Matters. Buyer and Sellers shall attempt to agree as to whether the combined value of the matters described in Section 10.4 and Section 11.4, as applicable, is less than the percentage of the Purchase Price described therein prior to the Closing Date (any disagreements between the Parties as to such matters, collectively, the “Disputed Closing Matters”). If Sellers and Buyer are unable to agree by the Closing Date, the Disputed Closing Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 14.4; provided, however, the Parties will resolve all such Disputed Closing Matters under this Section 14.4 prior to Closing or termination, as applicable. There will be a single arbitrator who will be an attorney with at least 10 years’ experience in matters involving oil and gas producing properties in the State of Texas, as selected by the mutual agreement of Buyer and Sellers (the “Closing Arbitrator”). If the Parties do not mutually agree upon the Closing Arbitrator in accordance with this Section 14.4, the Houston, Texas office of the AAA shall appoint such Closing Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 14.4. Each of Buyer and Sellers shall submit to the Closing Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the Disputed Closing Matters in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth Business Day after appointment of the Closing Arbitrator. The Closing Arbitrator’s determination shall be made within ten days after the end of such ten Business Day period after the submission of the Disputed Closing Matters and shall be final and binding upon both Parties, without right of appeal, and, for the avoidance of doubt, the Disputed Closing Matters resolved under this Section 14.4 shall not be subject to Section 5.3(j) or Section 6.1(f). In making his determination, the Closing Arbitrator shall make a determination of the Disputed Closing Matters submitted based solely on the single written submission of Sellers and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Closing Arbitrator requests additional information from either Party), shall be bound by the rules set forth in this Section 14.4 and, subject to the foregoing, may consider such other legal and industry matters as in the opinion of the Closing Arbitrator are necessary or helpful to make a proper determination. The Closing Arbitrator shall act as an expert for the limited purpose of determining specific Disputed Closing Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter, except as otherwise provided in the following sentence. The costs of the Closing Arbitrator (and the AAA, if applicable) shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Closing Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Closing Arbitrator. The Parties shall each bear their own legal costs and expenses incurred in connection with the arbitration.

ARTICLE XV
MISCELLANEOUS
15.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.
15.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
(b)    Sellers shall be allocated and bear all Asset Taxes for any Tax period or portion of any Straddle Period ending prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes for any Tax period or portion of any Straddle Period that begins at or after the Effective Time.
(c)    For purposes of determining the allocations in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (iii)) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or clause (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Conveyed Interests gives rise to liability for the particular Asset Tax and shall end on the day before the next such date. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.5 or Section 3.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by any Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement (as finally determined pursuant to Section 3.6), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 15.2(b) and this Section 15.2(c).
(d)    Buyer shall be responsible for the preparation and timely filing of all Tax Returns for Asset Taxes due on or after the Closing Date and the payment to the applicable Governmental Authority of all Asset Taxes that become due and payable with respect to such Tax Returns. Buyer shall prepare all such Tax Returns required to be filed by it relating to any tax period beginning prior to the Effective Time on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Buyer shall provide Sellers with a copy of any such Tax Return for Sellers’ review and approval at least ten days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten days after the close of such taxable period), and Buyer shall incorporate all reasonable comments of Sellers provided to Buyer in advance of the due date for the filing of such Tax Return.
(e)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer; provided that Sellers shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by law to collect and remit. Buyer shall indemnify and hold Sellers harmless from and against any Transfer Taxes, in each case, within 30 days of Sellers’ written demand therefor. Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.
(f)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Conveyed Interests. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Conveyed Interests relating to any Tax period beginning before the Closing Date until the later of (i) seven years or (ii) the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.
(g)    Sellers shall be entitled to any refunds with respect to any Asset Taxes for which Sellers are responsible under Section 15.2(b), and Buyer shall be entitled to any refunds with respect to any Asset Taxes for which Buyer is responsible under Section 15.2(b). If a Party or its Affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 15.2(g), such recipient Party shall forward to the entitled Party the amount of such refund within 15 days after such refund is received, net of any reasonable costs and expenses (including Taxes) incurred by such recipient Party in procuring such refund.
15.3    Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. In the event a Party consents to any such assignment, such assignment shall not relieve the transferring Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.
15.4    Preparation of Agreement. Each of Sellers and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
15.5    Publicity. Sellers and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated by this Agreement, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange or as described in the remaining provisions of this Section 15.5, neither Buyer nor Sellers shall issue any such press release or other public or private announcement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Except for the disclosure of information permitted above in this Section 15.5, the Parties shall be obligated to hold all specific terms and provisions of this Agreement, including the identity of the Buyer or its Affiliates, strictly confidential until the expiration of one year after the Closing under this Agreement; provided, however, that the foregoing shall not (a) restrict disclosures by Buyer or Sellers that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; (b) prevent Buyer or Sellers from recording the Assignment, and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Conveyed Interests from Sellers to Buyer; or (c) prevent Buyer or Sellers from making disclosures of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.5 and prevent Sellers from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated by this Agreement.
15.6    Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by, or sent by electronic mail (“email”) transmission (provided that the acknowledgement of the receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:
If to Sellers:

Sundance Energy Inc.
1050 17th Street, Suite 700
Denver, Colorado 80265
Attention: General Counsel
Email: [***]
With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, Suite 4500
Houston, Texas 77002
Attention:    Anthony Speier, P.C.
    William C. Eiland II
Email:     [***]

If to Buyer:
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Attention: Chris Abundis
Email: [***]

With a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
811 Main St., Ste. 3000
Houston, Texas 77002
Attention: Stephen Olson
Email: [***]

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after 5:00 p.m. Central Time on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after 5:00 p.m. Central Time on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 15.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
15.7    Commercially Reasonable Efforts; Further Cooperation.
(a)    Subject to the terms and conditions set forth in this Agreement (including Section 9.12), each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.
(b)    Until the second anniversary of Closing, Buyer and Sellers shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as either Party may reasonably request, to convey and deliver the Properties to Buyer and to accomplish the orderly transfer of the Conveyed Interests to Buyer in the manner contemplated by this Agreement and otherwise carry out this Agreement.
15.8    Filings, Notices and Certain Governmental Approval. Promptly after Closing, Buyer shall, at is sole expense, (a) record all assignments (including the Assignment) executed at Closing in the records of the applicable Governmental Authority (including any state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Conveyed Interests of the assignment of the Conveyed Interests to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Conveyed Interests to Buyer, (d) file and actively pursue approvals from the applicable Governmental Authority of all federal and state change of operator forms set forth in Section 12.3(h), and (e) actively pursue all other consents and approvals that may be required in connection with the assignment of the Conveyed Interests to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9    Entire Agreement; Non-Reliance; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED SOLELY ON THE PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THAT NEITHER PARTY HAD ANY DUTY TO MAKE ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. EACH PARTY ALSO ACKNOWLEDGES THAT, IN ENTERING THIS AGREEMENT, IT HAS NOT RELIED ON ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.
15.10     Successors and Permitted Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Buyer and Sellers and their respective successors and permitted assigns.
15.11    Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).
15.12    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification; provided, however, that following the receipt of Stockholder Approval, no amendment shall be made which by Law would require the further approval by the stockholders of SilverBow without first obtaining such further approval.

15.13    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party, or their respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
15.14    Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION (EXCEPT THAT WITH RESPECT TO ISSUES RELATING TO THE FIDUCIARY OBLIGATIONS OF THE SILVERBOW BOARD, THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN); FOR ALL PURPOSES OF THIS AGREEMENT (OTHER THAN SECTION 3.7, SECTION 5.3(j), SECTION 6.1(f), AND SECTION 14.4 WHICH SHALL GOVERN ALL DISPUTES THEREUNDER), AND FOR ALL PURPOSES OF ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY HERETO SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL COURTS (AND, TO THE EXTENT FEDERAL COURTS ARE NOT AVAILABLE TO THE PARTIES FOR SUCH DISPUTE, THE STATE COURTS) IN HOUSTON, TEXAS, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUCH CLAIM SHALL BE HEARD AND DETERMINED IN SUCH HOUSTON, TEXAS COURT, OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO (A) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY RELATED MATTER IN ANY FEDERAL (OR TO THE EXTENT UNAVAILABLE TO THE PARTIES FOR SUCH DISPUTE, STATE) COURT IN HOUSTON, TEXAS AND (B) THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH CLAIM IN ANY SUCH COURT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NON-APPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY

ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 15.14.
15.15    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
15.16    Removal of Name. As promptly as practicable, but in any case within 60 days after the Closing Date, Buyer shall eliminate the name “Sundance” and any variants thereof from the Conveyed Interests and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.
15.17    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission (including scanned documents delivered by email) shall be deemed an original signature hereto, and execution and delivery by such means shall be binding upon all Parties.
15.18    DTPA. Buyer certifies that it is not a “consumer” within the meaning of the Texas Business and Commerce Code, as amended and any similar Laws related to the protection of consumers applicable in any other jurisdictions (the “DTPA”). Buyer covenants, for itself and for and on behalf of any successor or assignee, that, if the DTPA is applicable to this Agreement, (A) AFTER CONSULTATION WITH ATTORNEYS OF BUYER’S OWN SELECTION, BUYER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLERS AND SELLERS’ SUCCESSORS AND ASSIGNS AND (B) BUYER SHALL DEFEND AND INDEMNIFY THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY OF THE BUYER INDEMNIFIED PARTIES OR ANY OF THEIR SUCCESSORS AND ASSIGNS BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
15.19     Specific Performance. Subject to the Parties’ remedies with respect to the termination of this Agreement prior to the Closing as set forth in Section 14.2, the Parties agree that if any of the provisions of this Agreement (other than the covenants of Sellers to be performed at Closing, including the consummation of the transaction) are not performed by a Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at Law or in equity.
15.20    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that Sellers may be a corporation or limited liability company, as applicable, Buyer, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than Sellers (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of any Seller (or any of the foregoing Persons successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of any Seller (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Sellers (each, but excluding for the avoidance of doubt, the Recourse Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Sellers against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of Sellers under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
[Signature pages follow.]

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement on the date first above written.

SELLERS:

                    SUNDANCE ENERGY, INC.,
a Colorado corporation

By:    /s/ Eric P. McCrady
Name:    Eric P. McCrady
Title:    President & Chief Executive Officer

ARMADILLO E&P, INC.,
a Delaware corporation

By:    /s/ Eric P. McCrady
Name:    Eric P. McCrady
Title:    President & Chief Executive Officer

SEA EAGLE FORD, LLC,
a Texas limited liability company

By:    /s/ Eric P. McCrady
Name:    Eric P. McCrady
Title:    President & Chief Executive Officer

    Signature Page to
Purchase and Sale Agreement

BUYER:

                    SILVERBOW RESOURCES OPERATING, LLC,
a Texas limited liability company

By:    /s/ Christopher M. Abundis
Name: Christopher M. Abundis
Title: Executive Vice President, CFO and General Counsel

SILVERBOW:

                    SILVERBOW RESOURCES, INC.,
a Delaware corporation

By:    /s/ Christopher M. Abundis
Name: Christopher M. Abundis
Title: Executive Vice President, CFO and General Counsel

    Signature Page to
Purchase and Sale Agreement

APPENDIX I
Definitions
Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.
“AAA” means the American Arbitration Association.
“AAA Rules” means the Commercial Arbitration Rules of the AAA.
“Accounting Arbitrator” has the meaning set forth in Section 3.7(b).
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFEs” has the meaning set forth in Section 7.16.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Deductible” means Eleven Million Two Hundred Thousand Dollars ($11,200,000).
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Allocable Amount” has the meaning set forth in Section 3.10.
“Allocated Value” has the meaning set forth in Section 3.8.
“Allocation Schedule” has the meaning set forth in Section 3.10.
“Applicable Calendar Year” means, as applicable:
(a)    with respect to the one-year period beginning on January 1, 2022 through December 31, 2022, the “2022 Calendar Year”; and
(b)    with respect to the one-year period beginning on January 1, 2023 through December 31, 2023, the “2023 Calendar Year”.
“Applicable Contracts” means all Contracts to which Sellers are a party or is bound to the extent relating to any of the Conveyed Interests and (in each case) that will be binding on Buyer or any of the Conveyed Interests after the Closing, including: Material Contracts, communitization agreements; net profits agreements; production payment agreements; confidentiality agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any Contracts to the extent relating to the Excluded Assets and any master service agreements.
    Appendix I

“Applicable Environmental Defect Property” has the meaning set forth in Section 6.1(c)(ii).
“Applicable NYMEX Settlement Data Date” means the date on which settlement data necessary for calculation of the Average NYMEX WTI Crude Price for an Applicable Calendar Year is available from CME Group.
“Arbitration Notice” has the meaning set forth in Section 3.7(b).
“Armadillo” has the meaning set forth in the first paragraph of this Agreement.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Conveyed Interests, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.
“Assignment” means an Assignment and Bill of Sale from Sellers to Buyer, pertaining to the Conveyed Interests, substantially in the form attached to this Agreement as Exhibit D.
“Assumed Hedge Counterparty” means any counterparty who will assume novation of the Seller Hedges at Closing, to be appointed by Buyer in its sole discretion prior to Closing.
“Assumed Hedges” means the Seller Hedges that are novated to Buyer at Closing in accordance with Section 9.10.
“Assumed Obligations” has the meaning set forth in Section 13.1.
“Average NYMEX WTI Crude Price” means the arithmetic average of the Monthly Settlement Prices for each consecutive calendar month during the Applicable Calendar Year.
“Bbl” means barrel of liquid Hydrocarbons.
“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means any day (other than Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.
“Buyer” has the meaning set forth in the first paragraph of this Agreement.
“Buyer Benefit Operations” means any and all (a) operations described on Schedule BBO and the AFEs attached thereto, and (b) operations proposed by any third party for which Sellers receive an AFE after the date of this Agreement and has elected to participate in accordance with the terms hereof, in each case of subparts (a) and (b), including operations conducted with respect to drilled but uncompleted Wells and regardless of whether any such operations are conducted prior to, at or after the Effective Time.
“Buyer Group” means, collectively, each of Buyer and SilverBow.
“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.
    Appendix I

“Buyer Material Adverse Effect” means a material adverse effect on the ability of SilverBow or Buyer to consummate the transactions contemplated by this Agreement and perform their respective obligations under this Agreement.
“Buyer’s Environmental Liabilities” has the meaning set forth in Section 6.1(a).
“Buyer’s Representatives” has the meaning set forth in Section 4.1(a).
“Casualty Loss” has the meaning set forth in Section 5.4(b).
“Change in Recommendation” has the meaning set forth in Section 9.12.
“Claim Notice” has the meaning set forth in Section 13.7(b).
“Closing” has the meaning set forth in Section 12.1.
“Closing Arbitrator” has the meaning set forth in Section 14.4.
“Closing Date” has the meaning set forth in Section 12.1.
“Closing Payment” has the meaning set forth in Section 3.5.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 11, 2020, as amended, by and between Sundance Energy Inc. and SilverBow.
“Consent” has the meaning set forth in Section 7.4.
“Contingent Payment” means, as applicable:
(a) if the Average NYMEX WTI Crude Price for the period beginning on the Execution Date and ending on December 31, 2022 is greater than or equal to $95 per barrel, then not later than the Contingent Payment Due Date for 2022 Calendar Year Buyer shall pay (and SilverBow shall cause Buyer to pay) to Sellers, cash in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000); and
(b) if the Average NYMEX WTI Crude Price for the 2023 Calendar Year is greater than or equal to $85 per barrel, then not later than the Contingent Payment Due Date for 2023 Calendar Year Buyer shall pay (and SilverBow shall cause Buyer to pay) to Sellers, cash in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000);
provided that Seller shall only be entitled to receive Contingent Payment a maximum of one time (if applicable) for any Applicable Calendar Year. For clarity, the aggregate Contingent Payments payable pursuant to this Agreement shall not exceed the Contingent Payments Maximum Amount.
“Contingent Payment Due Date” has the meaning set forth in Section 3.1(b).
“Contingent Payments Maximum Amount” means an amount equal to Fifteen Million Dollars ($15,000,000).
    Appendix I

“Contract” means any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, Surface Interest or other instrument creating or evidencing an interest in the Conveyed Interests or any real or immovable property related to or used in connection with the operations of any Conveyed Interests.
“Conveyed Interests” has the meaning set forth in Section 2.1.
“Cure Period” has the meaning set forth in Section 5.3(c).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Buyer that are customarily obtained after the assignment of properties similar to the Conveyed Interests.
“Decommission” and “Decommissioning” means all well plugging, replugging and abandonment activities and obligations as are required by Law, any Governmental Authority or agreements.
“Decommissioning Obligations” has the meaning set forth in Section 13.1.
“Defect Claim Date” means 5:00 p.m. (Central Time) on the date that is 60 days after the Execution Date.
“Defect Escrow Account” means the account established pursuant to the Escrow Agreement to hold any Defect Escrow Amount.
“Defect Escrow Amount” means (a) the aggregate amount of Title Defect Amounts asserted by Buyer with respect to all such uncured Title Defects that were timely and properly asserted by Buyer pursuant to Section 5.3(a) of which Sellers have elected to cure or are the subject of a Title Dispute (including any dispute as to whether Sellers have cured, in whole or in part, such asserted Title Defects), plus (b) the Remediation Amounts asserted by Buyer for all such uncured Environmental Defects that were timely and properly asserted by Buyer pursuant to Section 6.1(a) and that Sellers have elected to cure or are the subject of a Disputed Environmental Matter (including any dispute as to whether Sellers have cured, in whole or in part, such asserted Environmental Defects), minus (c) the aggregate amount of Title Benefit Amounts asserted by Sellers with respect to all Title Benefits that were timely and properly asserted by Sellers pursuant to Section 5.3(b) and that Buyer and that Buyer has conceded or are the subject of a Title Dispute, in each case, as applicable, after application of the Individual Title Defect Threshold, the Individual Environmental Threshold, and (without duplication of the application thereof) the Aggregate Deductible and other limitations set forth in Section 5.3(i) or Section 6.1(e), as applicable.
“Defensible Title” means, subject to Permitted Encumbrances, title of Sellers that, as of the Effective Time and immediately prior to the Defect Claim Date and the Closing Date, has the applicable attributes set forth in clause (a) through clause (d) below, each of which is deducible of record or evidenced by documentation which, although not constituting perfect, merchantable or marketable title, is reasonably probable to be successfully defended if challenged:
(a)    with respect to each Well identified on Exhibit B, entitles Sellers to receive not less than the Net Revenue Interest set forth on Exhibit B for that Well as to the currently producing formation(s), except to the extent there are (i) decreases resulting from operations where Sellers or their successor elects to become a non-consenting party or the reversion of a non-consenting working interest owner’s interest occurs, (ii) decreases resulting from the establishment or amendment of pools or units, (iii) decreases required to allow other
    Appendix I

working interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) Imbalances, and (v) as otherwise described on Exhibit B;
(b)    with respect to each Well identified on Exhibit B, obligates Sellers to bear not more than the Working Interest set forth on Exhibit B for that Well as to the currently producing formation(s), except (i) for any increase to that Working Interest that is accompanied by at least a proportionate increase in Sellers’ Net Revenue Interest, (ii) increases resulting from the establishment or amendment of pools or units, (iii) increases resulting from contribution requirements as a result of defaulting co-owners or non-consenting parties, (iv) Imbalances or (v) as otherwise described on Exhibit B;
(c)    with respect to each Lease identified on Exhibit A, entitles Sellers to not less than the Net Mineral Acres set forth on Exhibit A for such Lease (or tract thereof, if applicable) as to the Target Formations; and
(d)    is free and clear of all Encumbrances.
“Deposit” has the meaning set forth in Section 3.2.
“Deposit Escrow Account” means the account established pursuant to the Escrow Agreement to hold the Deposit.
“Designee” has the meaning set forth in Section 3.3(e).
“Dispute Date” means on or before 5:00 p.m. (Central Time) on the date that is 10 days after the expiration of the Cure Period.
“Dispute Notice” has the meaning set forth in Section 3.6.
“Disputed Closing Matters” has the meaning set forth in Section 14.4.
“Disputed Environmental Matters” has the meaning set forth in Section 6.1(f).
“DTPA” has the meaning set forth in Section 15.18.
“Effective Time” means 7:00 a.m. (Central Time) on May 1, 2022.
“email” has the meaning set forth in Section 15.6.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance.
“Environmental Arbitrator” has the meaning set forth in Section 6.1(f).
“Environmental Condition” means a condition that causes a Conveyed Interest (or Sellers with respect to a Conveyed Interest) not to be in compliance with any Environmental Law. For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, (c) all losses, obligations and liabilities for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Properties that arise by contract, lease terms, Environmental Laws or requested by any Governmental Authority shall not form the basis of an Environmental Condition, (d) any
    Appendix I

condition, contamination, liability, loss, cost, expense or claim related to NORM or asbestos shall not form the basis of an Environmental Condition, and (e) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.
“Environmental Consultant” has the meaning set forth in Section 4.1(b).
“Environmental Defect” means an Environmental Condition with respect to a Conveyed Interest discovered by Buyer or Buyer’s Representatives under Article IV.
“Environmental Defect Notice” and “Environmental Defect Notices” have the meaning set forth in Section 6.1(a).
“Environmental Defect Property” has the meaning set forth in Section 6.1(a).
“Environmental Indemnity Agreement” has the meaning set forth in Section 6.1(c)(iii).
“Environmental Laws” means all Laws in effect as of the Execution Date, including common law, relating to the pollution or protection of the environment, including those Laws relating to the storage, handling, and use of or exposure to Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority to the extent such practices or standards are not required by Law or otherwise, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker safety or workplace conditions.
“Escrow Agent” means Bank of America, N.A.
“Escrow Agreement” means that certain Escrow Agreement to be entered into as of the Execution Date.
“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” means (a) all of Sellers’ corporate minute books, financial, budget, Tax records and other business records that relate to Sellers’ business generally (including the ownership and operation of the Conveyed Interests); (b) to the extent that they do not relate to (i) the Assumed Obligations for which Buyer is providing indemnification hereunder or (ii) the Buyer Benefit Operations, all trade credits, all accounts, all receivables of Sellers and all other proceeds, income or revenues of Sellers attributable to the Conveyed Interests and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder or the Buyer Benefit Operations, and except for those described in Section 2.1(l), any and all claims and causes of action of Sellers that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 5.4 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) except to the extent of the adjustments set forth in Section 3.3(a)(i), Sellers’ rights with respect to
    Appendix I

all Hydrocarbons produced and sold from the Conveyed Interests with respect to all periods prior to the Effective Time; (f) all claims of Sellers or any of their respective Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes allocable to Sellers pursuant to Section 15.2(b), (ii) Income Taxes of Sellers or any of their Affiliates, or (iii) any Taxes attributable to the Excluded Assets; (g) all servers and all intangible information technology assets, including (i) computer, server, and specific software and (ii) any other intangible information technology assets; (h) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights, benefits and releases of Sellers or their Affiliates under or with respect to any Contract that are attributable to periods of time prior to Closing; (i) all of Sellers’ computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Sellers that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (k) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (l) all audit rights of Sellers arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for (i) any Imbalances assumed by Buyer or (ii) and any audit rights with respect to the Buyer Benefit Operations; (m) documents prepared or received by Sellers or their Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Sellers, (ii) bids submitted by other prospective purchasers of the Conveyed Interests, (iii) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among any Seller, its representatives, and any prospective purchaser other than Buyer, and (v) correspondence between any Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) all of Sellers’ assets not expressly included in the definition of “Conveyed Interests”, including those leases, Contracts, rights and other assets specifically listed on Exhibit E; (o) any debt instruments of any Seller; (p) the monies held by Sellers for which the Purchase Price was adjusted pursuant to Section 3.3(b)(vii); (q) all personnel files and records of Sellers; (r) all data contained on back-up tapes or disaster recovery tapes; and (s) all other proceeds or other sums that Sellers receive (or are entitled to receive) to the extent attributable to the resolution of the litigation matter identified as matter #1 on Schedule 7.6.
“Execution Date” has the meaning set forth in the first paragraph of this Agreement.
“Federal Securities Laws” has the meaning set forth in Section 9.11(a).
“Final Price” has the meaning set forth in Section 3.6.
“Final Settlement Statement” has the meaning set forth in Section 3.6.
“Financing Source” means any prospective investors or lenders involved in the Financings.
“Financings” has the meaning set forth in Section 9.13(a).
“GAAP” means generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
    Appendix I

“Governmental Bonds” has the meaning set forth in Section 9.3(a).
“Guarantee” has the meaning set forth in Section 9.3(b).
“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by any Environmental Laws due to their hazardous, toxic, dangerous or deleterious properties or characteristics, but excluding NORM.
“Hedge” means any future, derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons, to which Sellers or the Conveyed Interests are bound.
“Hedge Gains” means all net cash proceeds (including cash gains) attributable to any Seller Hedges that are actually received by Sellers or their Affiliates (but excluding any netting or offsets a counterparty is entitled to under such Seller Hedge from the exercise of any rights to any letters of credit, guaranties or other credit support).
“Hedge Losses” means all Liabilities, including premiums, settlement payments and losses, attributable to any Seller Hedge that are paid or payable by Sellers or their Affiliates (other than Hedge Transfer Fees).
“Hedge Transfer Fees” means any fees, costs, expenses or charges payable or required under the terms of such Assumed Hedge by Sellers or their Affiliates to any Assumed Hedge Counterparty or Transferring Hedge Counterparty as a result of the novation of any Assumed Hedge from Sellers to Buyer or from a Transferring Hedge Counterparty to Assumed Hedge Counterparty.
“Hydrocarbons” means all oil, gas, condensate, and other hydrocarbons (whether or not that hydrocarbon is in liquid or gaseous form).
“Imbalances” means all Well Imbalances and Pipeline Imbalances.
“Income Taxes” means any income, franchise and similar Taxes.
“Indemnified Party” has the meaning set forth in Section 13.7(a).
“Indemnifying Party” has the meaning set forth in Section 13.7(a).
“Indemnity Deductible” means Six Million Four Hundred Thousand Dollars ($6,400,000).
“Individual Environmental Threshold” means an amount equal to $200,000.
“Individual Title Defect Threshold” means an amount equal to $100,000.
“Interim Period” means that period of time commencing at the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.
“Knowledge” means, with respect to Sellers, the actual knowledge (without investigation) of the following Persons: Eric P. McCrady (President & CEO), Cathy L. Anderson (Executive Vice President, Chief Financial Officer, Treasurer), John A. Roberts (Executive Vice President) and Christopher Humber (General Counsel).
    Appendix I

“Lands” has the meaning set forth in Section 2.1(a).
“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” has the meaning set forth in Section 2.1(a).
“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including (a) liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage, or Remediation, (b) any action, proceeding, order or suit by a Governmental Authority with respect to any of the foregoing and (c) any attorneys’ fees, legal or other expenses incurred in connection with any of the foregoing.
“Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Conveyed Interests, taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Sellers taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interests or rates), regardless of location; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of a Governmental Authority; (g) civil unrest, any outbreak of disease or hostilities, epidemics, pandemics, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of any Hydrocarbons; (k) a change in Laws and any interpretations thereof from and after the Execution Date; (l) changes in service costs generally applicable to the oil and gas industry in the United States; (m) strikes and labor disturbances and (n) natural declines in well performance; provided that the exceptions in clauses (c) and (d) above shall apply only to the extent that such changes do not have a disproportionate impact on any Seller as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which the Conveyed Interests are located.
“Material Contracts” has the meaning set forth in Section 7.7(a).
“Monthly Settlement Prices” means the arithmetic average of the published daily closing settlement price per barrel for NYMEX WTI of the first nearby month future contract (CME Group product code “CL”, or any successor product code), stated in U.S. Dollars, for each NYMEX Trading Day for the time period between, and inclusive of, the first day of the applicable calendar month during an Applicable Calendar Year until, and inclusive of, the last day of applicable calendar month during an Applicable Calendar Year.
“Net Mineral Acres” means, as computed separately with respect to each Lease identified on Exhibit A (limited to the Target Formations), (a) the gross number of mineral acres in the lands covered by that Lease multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands) multiplied by (c) Sellers’ undivided percentage interest that is burdened with the obligation to bear and pay costs
    Appendix I

and expenses in that Lease; provided that if the items in clause (b) or clause (c) vary as to different tracts or depths covered by such Lease, a separate calculation shall be done for each such tract or depth.
“Net Revenue Interest” means, with respect to any Well identified on Exhibit B (limited to the currently producing formation(s) and subject to the additional limitations described on Exhibit B for that Well), the interest (expressed as a percentage or decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to that Well after giving effect to all Burdens.
“NORM” means naturally occurring radioactive material.
“Novation Agreements” mean, collectively, each ISDA Novation Agreement by and among the Assumed Hedge Counterparty, Sellers, Buyer and, if applicable, a Transferring Hedge Counterparty pursuant to which Sellers shall novate the Assumed Hedges to Buyer and Transferring Hedge Counterparties shall novate the Assumed Hedges to Assumed Hedge Counterparty.
“NYMEX” means the New York Mercantile Exchange.
“NYMEX Trading Day” means each day during which NYMEX is open for trading.
“NYSE” means The New York Stock Exchange, Inc.
“NYSE Proposal” has the meaning set forth in Section 9.11.
“Operating Expenses” means all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Conveyed Interests, including amounts due under Contracts, Surface Interests, and overhead costs charged by Third Party operators to the Conveyed Interests in accordance with any joint operating agreement or similar agreement, but excluding Liabilities attributable to (a) personal injury or death, property damage, or violation of any Law, (b) Decommissioning Obligations, (c) obligations with respect to Imbalances, (d) obligations to pay royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Conveyed Interests, including those held in suspense, and (e) Taxes.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreement, limited liability company agreement, bylaws, operating agreement, stockholder’s agreement, voting agreement, or similar formation or governing documents and instruments.
“Overhead Costs” means an amount equal to the sum of $3,000,000, multiplied by the number of months during the Interim Period (prorated for partial months and not to exceed seventy-five (75) days).
“Party” and “Parties” have the meaning set forth in the first paragraph of this Agreement.
“Party Affiliate” has the meaning set forth in Section 15.20.
“Permitted Encumbrances” means:
(a)    the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue
    Appendix I

Interest of Sellers with respect to any Well identified on Exhibit B (limited to the currently production formations), to an amount less than the Net Revenue Interest set forth for such Well on Exhibit B, for that Well, (ii) does not obligate Sellers to bear a Working Interest with respect to any Well identified on Exhibit B (limited to the currently production formations), in an amount greater than the Working Interest set forth on Exhibit B, for that Well (unless the Net Revenue Interest for that Well is greater than the Net Revenue Interest set forth on Exhibit B, in the same or greater proportion as any increase in such Working Interest), or (iii) does not operate to reduce the Net Mineral Acres of Sellers with respect to any Lease identified on Exhibit A (limited to the Target Formations), to an amount less than the Net Mineral Acres set forth for such Lease on Exhibit A;
(b)    Preferential Purchase Rights and Consents to assignment (including Required Consents) and similar agreements;
(c)    liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith;
(d)    Customary Post-Closing Consents;
(e)    except to the extent triggered prior to the Closing Date, conventional rights of reassignment;
(f)    the terms and conditions of the Surface Interests to the extent that such terms and conditions do not prevent or substantially impair the present use of such Surface Interests;
(g)    all Laws, and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Conveyed Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Conveyed Interests; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Conveyed Interests to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;
(h)    rights of a common owner of any interest in Surface Interests held by Sellers and such common owner as tenants in common or through common ownership;
(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Conveyed Interests for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation, ownership or use, or materially detract from the value, of the Conveyed Interests as currently operated, owned and used;
(j)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet delinquent or which are being contested in good faith by appropriate proceedings by or on behalf of Sellers;
    Appendix I

(k)    liens created under the Conveyed Interests or operating agreements or by operation of Law in respect of obligations customary in the oil and gas industry that are not yet delinquent or that are being contested in good faith by appropriate proceedings by or on behalf of Sellers;
(l)    any Encumbrance affecting the Conveyed Interests that is discharged by Sellers at or prior to Closing;
(m)    any matters referenced and set forth on Exhibit A and Exhibit B and all matters set forth in Schedule 7.6, but solely to the extent the net cumulative effect of such matters (i) does not materially interfere with the operation or use of any of the Conveyed Interests (as currently operated and used), (ii) does not operate to reduce the Net Revenue Interest of Sellers with respect to any Well identified on Exhibit B (limited to the currently production formations), to an amount less than the Net Revenue Interest set forth for such Well on Exhibit B, for that Well, (iii) does not obligate Sellers to bear a Working Interest with respect to any Well identified on Exhibit B (limited to the currently production formations), in an amount greater than the Working Interest set forth on Exhibit B, for that Well (unless the Net Revenue Interest for that Well is greater than the Net Revenue Interest set forth on Exhibit B, in the same or greater proportion as any increase in such Working Interest), or (iv) does not operate to reduce the Net Mineral Acres of Sellers with respect to any Lease identified on Exhibit A (limited to the Target Formations), to an amount less than the Net Mineral Acres set forth for such Lease on Exhibit A;
(n)    the terms and conditions of all contracts (including the Applicable Contracts) if the net cumulative of such contracts (i) does not operate to reduce the Net Revenue Interest of Sellers with respect to any Well identified on Exhibit B (limited to the currently production formations), to an amount less than the Net Revenue Interest set forth for such Well on Exhibit B, for that Well, (ii) does not obligate Sellers to bear a Working Interest with respect to any Well identified on Exhibit B (limited to the currently production formations), in an amount greater than the Working Interest set forth on Exhibit B, for that Well (unless the Net Revenue Interest for that Well is greater than the Net Revenue Interest set forth on Exhibit B, in the same or greater proportion as any increase in such Working Interest), or (iii) does not operate to reduce the Net Mineral Acres of Sellers with respect to any Lease identified on Exhibit A (limited to the Target Formations), to an amount less than the Net Mineral Acres set forth for such Lease on Exhibit A; and
(o)    any other Encumbrance, agreements, contracts, instruments, defects or irregularities affecting the Conveyed Interests which individually or in the aggregate do not (i) materially interfere with the ownership or operation of, or materially detract from the value of, the Conveyed Interests, (ii) prevent Buyer from receiving the proceeds of production from the Conveyed Interests, (iii) does not operate to reduce the Net Revenue Interest of Sellers with respect to any Well identified on Exhibit B (limited to the currently production formations), to an amount less than the Net Revenue Interest set forth for such Well on Exhibit B, for that Well, (iv) does not obligate Sellers to bear a Working Interest with respect to any Well identified on Exhibit B (limited to the currently production formations), in an amount greater than the Working Interest set forth on Exhibit B, for that Well (unless the Net Revenue Interest for that Well is greater than the Net Revenue Interest set forth on Exhibit B, in the same or greater proportion as any increase in such Working Interest), and (v) does not operate to reduce the Net Mineral Acres of Sellers with respect to any Lease identified on Exhibit A (limited to the Target Formations), to an amount less than the Net Mineral Acres set forth for such Lease on Exhibit A.
“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.
    Appendix I

“Personal Property” has the meaning set forth in Section 2.1(g).
“Phase I Environmental Site Assessment” means a Phase I environmental property assessment that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Phase I Environmental Site Assessments (Designation E1527-13) or a similar visual site assessment or review of records, reports or documents that does not involve any operation of equipment or sampling or testing activities.
“Phase II Environmental Site Assessment” has the meaning set forth in Section 4.1(b).
“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Conveyed Interests required to be delivered by Sellers under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Conveyed Interests actually delivered by Sellers pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Preferential Purchase Rights” has the meaning set forth in Section 7.9.
“Preliminary Settlement Statement” has the meaning set forth in Section 3.5.
“Properties” has the meaning set forth in Section 2.1(d).
“Proxy Statement” has the meaning set forth in Section 9.11.
“Purchase Price” has the meaning set forth in Section 3.1.
    “Records” has the meaning set forth in Section 2.1(k).
“Recourse Parties” has the meaning set forth in Section 15.20.
“Registration Rights Agreement” has the meaning set forth in Section 12.3(n).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substances into the environment.
“Remediation” (and its derivatives) means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required by Environmental Laws to remediate, cure, correct or remove such Environmental Condition.
“Remediation Amount” means, with respect to an Environmental Condition, the cost of the most cost-effective Remediation of such Environmental Condition. The most cost-effective Remediation shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, if such responses are allowed under Environmental Laws.
“Representatives” means (i) any prospective purchaser of a Party or an interest in a Party; (ii) partners, employees, officers, directors, members, equity owners, and counsel of a Party or any of its Affiliates or of any of the parties listed in subsection (i) above; (iii) any
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consultant or agent retained by a Party or the parties listed in subsection (i) or (ii) above; and (iv) any Financing Source, including any bank, other financial institution, or entity funding, or proposing to fund, such Party’s operations in connection with the Conveyed Interests, including any consultant retained by such bank, other financial institution, or entity.
“Required Consent” has the meaning set forth in Section 5.5(a).
“Required Proxy Information” has the meaning set forth in Section 9.11(a).
“Requisite Financial Statement Information” has the meaning set forth in Section 9.14(a).
“Scheduled Closing Date” has the meaning set forth in Section 12.1.
“SEA” has the meaning set forth in the first paragraph of this Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities” means any equity interests or other security of any class, any option, warrant convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” and “Sellers” have the meanings set forth in the first paragraph of this Agreement.
“Seller Hedges” means all Hedges of Sellers described on Schedule 9.10.
“Seller Indemnified Parties” has the meaning set forth in Section 13.3.
“SilverBow” has the meanings set forth in the first paragraph of this Agreement.
“SilverBow Board” has the meaning set forth in Section 9.11(a).
“SilverBow Board Recommendation” has the meaning set forth in Section 9.12.
“SilverBow Common Stock” means the common stock, par value $0.01 per share, of SilverBow.
“Special Warranty” has the meaning set forth in Section 5.2(a).
“Special Warranty Notice” and “Special Warranty Notices” have the meaning set forth in Section 5.2(b)(i).
“Specified Obligations” means all obligations and Liabilities, arising from, based upon, related to or associated with (i) Third Party claims attributable to Sellers’ failure to properly, timely and legally pay, in accordance with the terms of any Lease, all Burdens with respect to the Conveyed Interests due by Sellers and attributable to Sellers’ ownership of the Conveyed Interests prior to the Effective Time (other than for amounts held in suspense for which the
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Purchase Price is adjusted pursuant to Section 3.3(b)(vii) or any such failure for which Buyer receives the benefit); (ii) subject to Section 4.1, Third-Party claims attributable to personal injury, illness or wrongful death attributable to Sellers’ operation of the Conveyed Interests arising prior to the Closing Date and resulting from Sellers’ gross negligence or willful misconduct (net to Sellers’ interest); (iii) Asset Taxes allocable to Sellers pursuant to Section 15.2(b) (taking into account, and without duplication of, (A) such Asset Taxes effectively borne by Sellers as a result of the adjustments to the Purchase Price made pursuant to Section 3.3, Section 3.5 or Section 3.6, as applicable, and (B) payments made from one Party to the other in respect of Assets Taxes pursuant to Section 15.2(c)); (iv) Third-Party claims attributable to the offsite disposal of any Hazardous Substances, wastes, materials, and products generated by or used in connection with the ownership and operation of the Conveyed Interests to any location not on the Conveyed Interests by Sellers prior to the Effective Time, (v) any indebtedness of any Seller for borrowed money, including any such indebtedness secured by an Encumbrance on any of the Conveyed Interests, (vi) civil or administrative fines or penalties imposed against any Seller with respect to the Conveyed Interests by any Governmental Authority for actions or omissions of such Seller prior to the Closing, (vii) the employment relationship between any Seller and any of its respective present or former employees, or the termination of any such employment relationship including any severance or other amount paid or payable to any employee, and (viii) the matters set forth on Schedule 7.6.
“Specified Representations” means the representations and warranties in Section 7.1, Section 7.2, Section 7.5, and Section 7.12.
“Stockholder Approval” shall mean (a) the approval of the NYSE Proposal by the stockholders of SilverBow in accordance with the rules and regulations of the NYSE and the Organizational Documents of SilverBow and (b) the approval of any other proposals reasonably agreed by SilverBow and Sellers to be necessary or appropriate in connection with the transactions contemplated in accordance with applicable Law and the Organizational Documents of SilverBow.
“Stockholders Meeting” has the meaning set forth in Section 9.12.
“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.
“Subsidiaries” means, with respect to any relevant Person as of the date the determination is being made, (a) any other Person that is controlled (directly or indirectly) by such Person or (b) any corporation, partnership, limited liability company or other entity of which any shares of capital stock or other ownership interests are owned directly or indirectly by such Person.
“Sundance” has the meaning set forth in the first paragraph of this Agreement.
“Sundance Parent” means Sundance Energy Inc., a Delaware corporation.
“Surface Interests” has the meaning set forth in Section 2.1(d).
“Survival Period” has the meaning set forth in Section 5.2(b)(i).
“SVP” has the meaning set forth in Section 9.16.
“Target Formations” [***]
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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority.
“Taxes” means any taxes, assessments and other similar governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.
“Termination Fee” has the meaning set forth in Section 14.2(c).
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 13.7(b).
“Title Arbitrator” has the meaning set forth in Section 5.3(j).
“Title Benefit” means, with respect to (a) each Well shown on Exhibit B, any right, circumstance or condition that operates (i) to increase the Net Revenue Interest of Sellers above that shown for such Well on Exhibit B, to the extent the same does not cause a greater than proportionate increase in Sellers’ Working Interest therein above that shown on Exhibit B, (ii) to decrease the Working Interest of Sellers in any Well below that shown for such Well on Exhibit B, to the extent the same causes a decrease in Sellers’ Working Interest that is proportionately greater than the decrease in Sellers’ Net Revenue Interest therein below that shown on Exhibit B, or (b) each Leases shown on Exhibit A, any right, circumstance or condition that operates to increase the Net Mineral Acres of Sellers above that shown for such Lease on Exhibit A.
“Title Benefit Amount” has the meaning set forth in Section 5.3(e).
“Title Benefit Notice” has the meaning set forth in Section 5.3(b).
“Title Benefit Property” has the meaning set forth in Section 5.3(b).
“Title Defect” means, with respect to each Lease set forth on Exhibit A or Well set forth on Exhibit B, any Encumbrance, defect or other matter that causes Sellers not to have Defensible Title in and to such Lease (solely with respect to the Target Formations for such Lease) or Well (solely with respect to the currently producing formation(s) of such Well); provided that the following shall not be considered Title Defects:
(a)    defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Conveyed Interest;
(b)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings unless Buyer provides affirmative evidence that such failure to recite marital status or omission of successors or heirship or estate proceedings results in another Person’s superior claim of title to the relevant Conveyed Interest;
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(c)    defects that have been cured by applicable Laws of limitations or prescription;
(d)    any Encumbrance or loss of title resulting from any Seller’s conduct of business in compliance with this Agreement;
(e)    defects based upon the failure to obtain any Consents;
(f)    defects arising from any change in applicable Law;
(g)    defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the Conveyed Interests in the relevant Lease or Well;
(h)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, unless Buyer provides affirmative evidence that such probate proceedings or lack thereof results in another Person’s actual and superior claim of title to the relevant Conveyed Interest;
(i)    defects based solely on (i) lack of information in any Seller’s files or (ii) references to an unrecorded document(s) to which neither Sellers nor any Affiliate of Sellers is a party;
(j)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(k)    defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;
(l)    such Title Defects as Buyer may have expressly waived in writing pursuant to the terms of this Agreement;
(m)    with respect to any interest in the Conveyed Interests acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Sellers as the owner of any Conveyed Interests;
(n)    defects and irregularities that are cured;
(o)    (i) defects related to the failure of any non-participating royalty or mineral interest holder to ratify any unit or consent to any pooling, including the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest and the failure of Exhibit A or Exhibit B to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-consenting cotenant during the drilling of any Well, or (ii) defects based on or arising out of the failure of Sellers to otherwise enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, in each case, to the extent such Well (A) has been permitted by any applicable Governmental Authority or (B) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon any methodology that is intended to reasonably attribute to each such Lease or tract its share of such production, in each case except to the extent a Third Party has delivered a written notice of such failure;
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(p)    defects based on cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent a Third Party has delivered a written notice for termination of the applicable Lease; and
(q)    any matter described in Exhibit F.
“Title Defect Amount” has the meaning set forth in Section 5.3(g).
“Title Defect Notice” and “Title Defect Notices” have the meaning set forth in Section 5.3(a).
“Title Defect Property” has the meaning set forth in Section 5.3(a).
“Title Disputes” has the meaning set forth in Section 5.3(j).
“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.
“Transaction Proposals” has the meaning set forth in Section 9.11.
“Transfer Agent” means American Stock Transfer & Trust Company, SilverBow’s duly appointed transfer agent for the Stock Consideration.
“Transfer Taxes” has the meaning set forth in Section 15.2(d).
“Transferring Hedge Counterparty” and “Transferring Hedge Counterparties” means, as the context requires, each Person listed in the “Counterparty” column of Schedule 9.10 who is a counterparty to Sellers with respect to an Assumed Hedge, other than the Assumed Hedge Counterparty.
“Transition Period” has the meaning set forth in Section 2.1(c).
“Transition Services” has the meaning set forth in Section 2.1(c).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” has the meaning set forth in Section 2.1(c).
“Voting Agreement” has the meaning set forth in Section 9.16.
“Well” has the meaning set forth in Section 2.1(b).
“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which such Seller is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.
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“Working Interest” means, with respect to any Well identified on Exhibit B (limited to the currently producing formation(s) and subject to the additional limitations described on Exhibit B for that Well), the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Well, but, in each case, without regard to the effect of any Burdens.
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